Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
EINSTEIN PARENT, INC.,
EINSTEIN MERGER SUB, INC.
and
SMARTSHEET INC.
Dated as of September 24, 2024

i

ii

iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of September 24, 2024 by and among Einstein Parent, Inc., a Delaware corporation (“Parent”), Einstein Merger Sub, Inc., a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Smartsheet Inc., a Washington corporation (the “Company” and, collectively with Parent and Merger Sub, the “Parties” and, individually, a “Party”). All capitalized terms used herein shall have the respective meanings ascribed thereto in Annex A.
W I T N E S S E T H:
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, in accordance with the Washington Business Corporation Act (the “WBCA”), and (c) resolved to recommend that the shareholders of the Company approve this Agreement and directed that such matter be submitted for consideration of the shareholders of the Company at the Company Shareholder Meeting;
WHEREAS, the board of directors of Parent has unanimously approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Financing;
WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that it is in the best interests of Merger Sub and its sole shareholder, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the sole shareholder of Merger Sub adopt this Agreement and directed that such matter be submitted for consideration of the sole shareholder of Merger Sub;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered (i) limited guarantees (each, a “Guarantee”) from (a) Vista Equity Partners Fund VIII, L.P. (the “Vista Guarantor”), (b) Blackstone Capital Partners IX L.P. and Blackstone Capital Partners IX (LUX) SCSp (collectively, the “Blackstone Guarantors”) and (c) Platinum Falcon, B 2018 RSC Limited (the “PF Guarantor” and together with the Blackstone Guarantors and the Vista Guarantor, the “Guarantors”), in each case, in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain obligations of Parent in connection with this Agreement; and (ii) commitment letters (a) between Parent and the Vista Guarantor, (b) between Parent and the Blackstone Guarantors and (c) between Parent and the PF Guarantor, in each case, pursuant to which the Guarantors have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein (the “Equity Commitment Letters”);
WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to the Company’s willingness to enter into this Agreement, VEPF VIII SPV I, L.P. (the “Vista Investor”) has entered into a support agreement (the “Support Agreement”) with the Company, dated as of the date of this Agreement, with respect to certain obligations of the Vista Investor relating to this Agreement; and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:
ARTICLE 1
THE MERGER
Section 1.1    The Merger. On the terms and subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in this Agreement, and in accordance with the WBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Washington Law as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.
Section 1.2    Effective Time of Merger. Subject to the terms and conditions of this Agreement, at the Closing, Parent, Merger Sub and the Company shall cause articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Washington in accordance with the Chapter 23B.11A.060 of the WBCA in order to effectuate the Merger, and by making all other filings and recordings, and delivering and tendering, or causing to be delivered or tendered, as applicable, any Taxes and fees, required under the WBCA to effect the Merger. The Merger shall become effective at such time as the Articles of Merger has been duly filed with and accepted by the Secretary of State of the State of Washington or at such later time as may be agreed by the Company and Parent in writing and specified in the Articles of Merger in accordance with the WBCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
Section 1.3    General Effects of Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the WBCA.
Section 1.4    Effect of Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of Parent, Merger Sub or the Company:
(a)    Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
(b)    Conversion of Company Common Stock. Each share of Company Common Stock that is outstanding immediately prior to the Effective Time, other than Cancelled Shares and Dissenting Shares, shall be converted automatically into the right to receive $56.50 in cash (after giving effect to any required Tax withholdings as provided in Section 2.5), without interest (the “Merger Consideration”). At the Effective Time, all shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 1.4(b) shall no longer be outstanding and shall be automatically cancelled and cease to exist on the conversion thereof, and all uncertificated shares of Company Common Stock represented by book-entry form that, immediately prior to the Effective Time, represented shares of Company Common Stock (“Book-Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Book-Entry Share have been converted pursuant to this Section 1.4(b).
(c)    Treatment of Cancelled Shares. Each share of Company Common Stock that is directly owned by (i) the Company immediately prior to the Effective Time (including as treasury stock or otherwise, in each case, not held on behalf of third parties) or (ii) Parent, Merger Sub or any other wholly-owned subsidiary of Parent immediately prior to the Effective Time, shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”).
(d)    Treatment of Dissenting Shares. Any provision of this Agreement to the contrary notwithstanding, if required by the WBCA (but only to the extent required thereby), shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares) and that are held by holders of such shares who have not voted in favor of the approval of this Agreement or consented thereto in writing and who are entitled to and have properly and timely notified the Company of their intent to demand payment and exercise dissenters’ rights with respect thereto in accordance with Chapter 23B.13 of the WBCA, have complied strictly in all respects with Chapter 23B.13 of the WBCA and have not effectively withdrawn such notice or demand with respect to any such shares held by any such holder (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with, but only if, as and when required by, the provisions of Chapter 23B.13 of the WBCA, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the WBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Shares shall thereafter be no longer considered Dissenting Shares under this Agreement and shall be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.5), and without any interest thereon, in accordance with Section 1.4(b). At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Chapter 23B.13 of the WBCA and as provided in the previous sentence. The Company shall promptly notify Parent of any written notices of intent of any holder of shares of Company Common Stock to demand payment and exercise dissenters’ rights or withdrawals of such notices, and any other instruments served pursuant to applicable Law that are received by the Company relating to dissenters’ rights Chapter 23B.13 of the WBCA in connection with the Merger and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not make (or cause to be made on its behalf) any payment or offer of payment with respect to any notices of intent of any holder of shares of Company Common Stock to demand payment and exercise dissenters’ rights, or settle, compromise or otherwise negotiate, or offer to settle, compromise or otherwise negotiate any such notices, in each case, without the prior written consent of Parent.
(e)    Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.
Section 1.5    Effect of Merger on Company Equity Awards.
(a)    Company Options.
(i)    At the Effective Time, each Company Option that is vested in accordance with its terms and outstanding as of immediately prior to the Effective Time (each, a “Vested Company Option”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (1) the excess, if any, of (A) the Merger Consideration over (B) the per-share exercise price for such Vested Company Option, by (2) the total number of shares of Company Common Stock underlying such Vested Company Option, subject to any required withholding of Taxes (the “Vested Company Option Consideration”); provided, however, that if the exercise price per share of Company Common Stock of such Vested Company Option is equal to or greater than the Merger Consideration, such Vested Company Option shall be cancelled as of the Effective Time without any cash payment or other consideration being made in respect thereof.
(ii)    At the Effective Time, each Company Option that is outstanding as of immediately prior to the Effective Time and that is not a Vested Company Option (each, an “Unvested Company Option”) shall, automatically and without any required action on the part of the holder thereof, be converted into the contingent right to receive an aggregate amount in cash, without interest, equal to the product obtained by multiplying (1) the excess, if any, of (A) the Merger Consideration over (B) the per-share exercise price for such Unvested Company Option, by (2) the total number of shares of Company Common Stock underlying such Unvested Company Option (the “Unvested Company Option Consideration”); provided, however, that if the exercise price per share of Company Common Stock of such Unvested Company Option is equal to or greater than the Merger Consideration, such Unvested Company Option shall be cancelled as of the Effective Time without any cash payment or other consideration being made in respect thereof. Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, such Unvested Company Option Consideration will vest and become payable at the same time as the Company Option from which such Unvested Company Option Consideration was converted would have vested pursuant to its terms and shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company Option immediately prior to the Effective Time, including vesting acceleration terms (except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Unvested Company Option Consideration amounts, provided that no such changes shall adversely affect the rights of the applicable holder of Unvested Company Option Consideration unless necessary to comply with applicable Law) with respect to receipt of the Unvested Company Option Consideration.
(b)    Company RSUs.
(i)    At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time and is either (1) held by a non-employee member of the Company Board (whether vested or unvested) or (2) vested in accordance with its terms but not yet settled as of the Effective Time (each, a “Vested Company RSU”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the total number of shares of Company Common Stock underlying such Company RSU, by (B) the Merger Consideration, subject to any required withholding of Taxes (the “Vested Company RSU Consideration”).
(ii)    At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time and not a Vested Company RSU (each, an “Unvested Company RSU”) shall, automatically and without any required action on the part of the holder thereof, be converted into the contingent right to receive an aggregate amount in cash, without interest, equal to the product obtained by multiplying (1) the total number of shares of Company Common Stock underlying such Unvested Company RSU, by (2) the Merger Consideration (the “Unvested Company RSU Consideration”). Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, such Unvested Company RSU Consideration will vest and become payable at the same time as the Company RSU from which such Unvested Company RSU Consideration was converted would have vested pursuant to its terms and shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company RSU immediately prior to the Effective Time, including vesting acceleration terms (except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Unvested Company RSU Consideration amounts, provided that no such changes shall adversely affect the rights of the applicable holder of Unvested Company RSU Consideration unless necessary to comply with applicable Law) with respect to receipt of the Unvested Company RSU Consideration.
(c)    Company PSUs.
(i)    At the Effective Time, each Company PSU that is outstanding as of immediately prior to the Effective Time and is vested in accordance with its terms but not yet settled as of the Effective Time (each, a “Vested Company PSU”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (1) the total number of shares of Company Common Stock underlying such Company PSU, by (2) the Merger Consideration, subject to any required withholding of Taxes (the “Vested Company PSU Consideration”).
(ii)    The achievement of applicable performance metrics of each Company PSU that is outstanding as of immediately prior to the Effective Time and not a Vested Company PSU (each, an “Unvested Company PSU”) for which the applicable performance period has not been completed, will be determined, prior to the Effective Time in good faith by the Company Board or a committee thereof in accordance with the terms of the applicable Company PSU award agreement (any achieved Unvested Company PSUs, the “Achieved Unvested Company PSUs”). At the Effective Time, each Achieved Unvested Company PSUs shall, automatically and without any required action on the part of the holder thereof, be converted into the contingent right to receive an aggregate amount in cash, without interest, equal to the product obtained by multiplying (1) the total number of shares of Company Common Stock underlying such Achieved Unvested Company PSU, by (2) the Merger Consideration (the “Unvested Company PSU Consideration”). Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, such Unvested Company PSU Consideration will vest and become payable at the same time as the Company PSU from which such Unvested Company PSU Consideration was converted would have vested pursuant to its terms and shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Achieved Unvested Company PSU immediately prior to the Effective Time, including vesting acceleration terms (except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Achieved Unvested Company PSU Consideration amounts, provided that no such changes shall adversely affect the rights of the applicable holder of Unvested Company PSU Consideration unless necessary to comply with applicable Law) with respect to receipt of the Unvested Company PSU Consideration.
(d)    Certain Actions. Prior to the Effective Time, the Company, acting through the Company Board or an appropriate committee thereof, shall take or cause to be taken, all actions, and provide all notices that are required to effectuate the terms of this Section 1.5. All Company Equity Plans (other than the agreements underlying, and the terms of the Company Equity Plans applicable to, the Unvested Company Option Consideration, the Unvested Company RSU Consideration and the Unvested Company PSU Consideration, in each case, solely to the extent relevant to the terms and conditions of this Section 1.5) will terminate as of the Effective Time and the Company will take all action necessary to effect the foregoing. The Company will use its reasonable best efforts to ensure that following the Effective Time no participant in any such Company Equity Plans will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries. Following the date hereof, the Company shall provide to Parent or its counsel for review and approval drafts of any documentation prepared by the Company or its counsel to effectuate the foregoing and shall consider in good faith Parent’s timely comments thereto.
(e)    Treatment of Employee Stock Purchase Plan. With respect to the Company ESPP, as soon as practicable (but in any event within five (5) Business Days) following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other actions as may be required so that (i) participation in the Company ESPP shall be limited to those employees who are participants on the date of this Agreement, (ii) participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of this Agreement or make any separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, (iii) no offering or purchase period shall be commenced after the date of this Agreement, (iv) each then outstanding purchase right shall be exercised as of the earlier of (1) the end of the offering or purchase period in effect on the date of this Agreement or (2) no later than five (5) days prior to the date on which the Effective Time occurs, and (v) the Company ESPP shall terminate immediately prior to, but contingent upon the occurrence of, the Effective Time, and subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the Company ESPP). On such exercise date, the Company will apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP, as amended pursuant to this Section 1.5(e), and each share purchased thereunder immediately prior to the Effective Time shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 1.4(b), subject to withholding of any applicable withholding Taxes. Any accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares in accordance with the terms and conditions of the Company ESPP, as amended pursuant to this Section 1.5(e), be refunded to such participant as promptly as practicable following the Effective Time (without interest).

Section 1.6    The Surviving Corporation.
(a)    Articles of Incorporation of Surviving Corporation. Subject to Section 6.9, at the Effective Time, the certificate of incorporation of Merger Sub as in effect as of the date hereof (but amended so that the name of the Surviving Corporation shall be “Smartsheet Inc.”) shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the WBCA and such articles of incorporation.
(b)    Bylaws of Surviving Corporation. Subject to Section 6.9, at the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time (but amended so that the name of the Surviving Corporation shall be “Smartsheet Inc.”) shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the WBCA and such bylaws.
(c)    Directors of Surviving Corporation. The directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
(d)    Officers of Surviving Corporation. The officers of the Company as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Section 1.7    No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Book-Entry Shares.
ARTICLE 2
THE CLOSING
Section 2.1    The Closing. The Merger shall be consummated at a closing (the “Closing”) taking place (a) via the electronic exchange of documents and signature pages on the second (2nd) Business Day (except, if the Last Condition is Section 2.2(a)(i), the fourth (4th) Business Day) after the satisfaction or waiver (if and to the extent permitted hereunder) of the last to be satisfied conditions set forth in Section 2.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (if and to the extent permitted hereunder) of such conditions) (such condition, the “Last Condition”) or (b) at such other place, time and date as the Company and Parent may otherwise agree in writing, but subject in each case to the satisfaction or waiver (if and to the extent permitted hereunder) of the conditions set forth in Section 2.2 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (if and to the extent permitted hereunder) of such conditions). The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.2    Conditions to Closing.
(a)    Conditions to Obligation of Each Party. The respective obligations of each of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:
(i)    Shareholder Approval. The Company Shareholder Approval shall have been obtained.
(ii)    Regulatory Approvals. (1) Any waiting period under the HSR Act applicable to the Merger (and any customary timing agreement delaying the Closing entered into in connection therewith in accordance with Section 6.5(a)) shall have expired or been earlier terminated and (2) all approvals, clearances and consents (including deemed approvals in the event that the relevant authority fails to issue a decision within the required time period specified by applicable Law) set forth in Section 2.2(a)(ii) of the Company Disclosure Schedules (the “Required Foreign Approvals”) shall have been obtained.
(iii)    No Legal Restraints. No Law, injunction or similar Order by any Governmental Entity of competent jurisdiction that prohibits or makes illegal the consummation of the Merger shall have been entered, enacted or promulgated and shall continue to be in effect that prohibits or makes illegal the consummation of the Merger.
(b)    Additional Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction (or waiver by Parent and Merger Sub) of the following conditions:
(i)    The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing.
(ii)    Other than the representations and warranties listed in clauses (iii), (iv) and (v) of this Section 2.2(b), the representations and warranties of the Company set forth in Article 3 shall be true and correct in all respects (without giving effect to any materiality, Company Material Adverse Effect or similar qualifications set forth therein) as of the date hereof and as of the Closing as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not reasonably be expected to have a Company Material Adverse Effect.
(iii)    The representations and warranties of the Company set forth in Section 3.1(a)-(b) (Qualification, Organization, Subsidiaries), Section 3.3 (Authority; Enforceability), Section 3.4(a) and Section 3.4(b)(i) (Consents and Approvals; No Violation), Section 3.23 (Opinion of Financial Advisor), Section 3.24 (Finders or Brokers) and Section 3.25 (Takeover Laws) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all material respects as of the date hereof and as of the Closing as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and (B) are qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the date hereof and as of the Closing as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date);
(iv)    The representations and warranties of the Company set forth in the second sentence of Section 3.2(a), Section 3.2(b) and Section 3.2(c) (Capitalization) shall be true and correct in all respects (without giving effect to any Company Material Adverse Effect or other materiality qualifications) as of the date hereof and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent or their Affiliates, individually or in the aggregate, that is more than $12,500,000.
(v)    The representations and warranties of the Company set forth in Section 3.8(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date hereof and as of the Closing as if made at and as of such time.
(vi)    Parent shall have received from the Company a certificate, dated as of the Closing Date and signed by its chief executive officer, certifying (on behalf of the Company) that the conditions set forth in Section 2.2(b)(i) through Section 2.2(b)(v) and Section 2.2(b)(vii) have been satisfied.
(vii)    No Company Material Adverse Effect will have occurred after the date hereof.
(c)    Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company) of the following conditions:
(i)    Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Closing.
(ii)    The representations and warranties of Parent and Merger Sub set forth in Article 4 shall be true and correct in all respects as of the date hereof and as of the Closing as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect.
(iii)    The Company shall have received from Parent and Merger Sub a certificate, dated as of the Closing Date and signed by their respective president or chief executive officer, certifying (on behalf of Parent and Merger Sub, respectively) that the conditions set forth in Section 2.2(c)(i) and Section 2.2(c)(ii) have been satisfied.

Section 2.3    Payment of Merger Consideration.
(a)    Payment Fund.
(i)    Creation of Payment Fund. Prior to or at the Effective Time, Parent shall deposit, or shall cause to be deposited, with Equiniti Trust Company, LLC (or another U.S. bank or trust company mutually agreed by Parent and the Company in writing) (the “Paying Agent”), for the benefit of holders of shares of Company Common Stock, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration payable at the Closing pursuant to Section 1.4. Such cash deposited with the Paying Agent shall be referred to as the “Payment Fund.” With respect to any Dissenting Shares, Parent shall not be required to deposit or cause to be deposited with the Paying Agent cash sufficient to pay any Merger Consideration that would be payable in respect of such Dissenting Shares if such Dissenting Shares were not Dissenting Shares.
(ii)    Investment of Payment Fund. The Paying Agent shall invest all cash included in the Payment Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government; provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Book-Entry Shares pursuant to this Section 2.3, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.3(a)(iii).
(iii)    Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of Company Common Stock on the one-year anniversary of the Effective Time shall thereafter be delivered to the Surviving Corporation on demand, and any former holders of shares of Company Common Stock who have not surrendered their shares in accordance with this Section 2.3 shall thereafter look only to the Surviving Corporation (as general unsecured creditors) for payment of their claim for the Merger Consideration without any interest thereon, on due surrender of their shares.
(b)    Payment Procedures.
(i)    Transmittal Materials. Promptly after the Effective Time (and in any event within three Business Days thereafter), the Surviving Corporation shall cause the Paying Agent, if required thereby, to mail or otherwise provide to each former holder of record of Book-Entry Shares (other than holders of Cancelled Shares and Dissenting Shares), (A) transmittal materials, including a letter of transmittal in customary form reasonably acceptable to the Company, specifying that delivery shall be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, (B) a copy of RCW Chapter 23B.13 and all information contemplated thereby, and (C) instructions for use in effecting the surrender of Book-Entry Shares in exchange for the Merger Consideration. The Paying Agent will accept transferred Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices.

(ii)    Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares will not be required to deliver any certificate to receive the applicable Merger Consideration. In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) shall upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered the shares of Company Common Stock represented by such Book-Entry Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time in exchange therefor, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.5) equal to the product obtained by multiplying (A) the number of shares of Company Common Stock represented by such Book-Entry Shares by (B) the Merger Consideration, and the Book-Entry Shares so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.
(c)    Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, the holder of any such Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 2.3(b)(i) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Section 2.3.
(d)    No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
Section 2.4    Payment of Equity Award Consideration. Parent shall cause the Surviving Corporation to pay through the payroll system of the Surviving Corporation (to the extent applicable) to each holder of a Vested Company Option, Vested Company RSU and Vested Company PSU, the Vested Company Option Consideration, Vested Company RSU Consideration and/or Vested Company PSU Consideration, as applicable, without interest, no later than the end of the second regularly scheduled payroll cycle following the Effective Time. Notwithstanding anything herein to the contrary, (a) with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, such payment will be made at the earliest time permitted under the applicable Company Equity Plan or Company Benefit Plan that will not trigger a Tax or penalty under Section 409A of the Code and (b) with respect to Company Equity Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the Parties hereto shall use reasonable best efforts to cooperate in good faith prior to the Effective Time to minimize the Tax impact of the provisions set forth in Section 1.5 and this Section 2.4 (it being understood that Parent and Merger Sub need not take, and the Company shall not take, any action which would increase the costs associated with terminating the Company Equity Awards).
Section 2.5    Withholding. The Paying Agent, the Company, Parent, Merger Sub, the Surviving Corporation and their Affiliates and agents, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable to any holder or former holder of Company Common

Stock or Company Equity Awards, or any other Person, pursuant to this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or non-U.S. Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld and paid over to the relevant Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the Company SEC Documents filed with, or furnished to, the SEC on or after February 1, 2024 and not less than one Business Day prior to the date hereof; provided, that nothing disclosed in the Company SEC Documents shall be deemed disclosed with respect to, or modify or qualify the representations and warranties set forth in Section 3.1 (Qualification, Organization, Subsidiaries), Section 3.2 (Capitalization), Section 3.3 (Authority; Enforceability), Section 3.4 (Consents and Approvals; No Violations), Section 3.8(b) (Absence of Changes) or Section 3.24 (Finders or Brokers), any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk,” solely to the extent such disclosures are predictive, cautionary or forward-looking in nature), or set forth in corresponding sections or subsections in the disclosure schedules delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedules”) (it being acknowledged and hereby agreed that disclosure of any information in any section or subsection of the Company Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Company Disclosure Schedules to the extent that the relevance thereof is reasonably apparent on the face of such disclosure, the Company hereby represents and warrants to Parent and Merger Sub as follows:
Section 3.1    Qualification, Organization, Subsidiaries.
(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Washington. Except where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company’s Subsidiaries have been validly issued, and are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all Liens (other than restrictions imposed by applicable securities Laws or the organizational documents of any such Subsidiary or any Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date hereof.
(c)    Section 3.1(c) of the Company Disclosure Schedules contains a true, correct and complete list of the name, jurisdiction of organization, and schedule of stockholders of each Subsidiary of the Company as of the date hereof. The Company has made available to Parent true, correct and complete copies of the articles of incorporation, bylaws and other similar organizational documents of the Company and each of its Subsidiaries as amended and in effect on the date hereof. All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company’s Subsidiaries have been fully paid, are non-assessable and are not subject to or issued in violation of any pre-emptive rights, purchase option, call option, right of first refusal, subscription right or any similar right under the Laws of the jurisdiction in which such Subsidiary is organized. Except as set forth on Section 3.1(c) of the Company Disclosure Schedules and except for securities held by the Company in connection with its ordinary course treasury investment activities, as of the date hereof, neither the Company nor any of its Subsidiaries directly owns any (i) outstanding shares of capital stock of, or other equity or voting interests in, or, (ii) outstanding securities of any Person convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, any other Person.
Section 3.2    Capitalization.
(a)    The authorized share capital of the Company consists of 500,000,000 shares of Company Class A Common Stock, without par value, 500,000,000 shares of Company Class B Common Stock, without par value, and 10,000,000 shares of Company Preferred Stock, without par value (the “Company Preferred Stock”). As of the close of business on September 19, 2024 (the “Capitalization Date”), there were (i) 139,145,006 shares of Company Class A Common Stock issued and outstanding, (ii) no shares of Company Class B Common Stock issued and outstanding, (iii) no shares of Company Common Stock held in treasury, (iv) no shares of Company Preferred Stock issued and outstanding, (v) no shares of Company Preferred Stock held in treasury, (vi) Company Options to purchase an aggregate of 2,695,228 shares of Company Class A Common Stock issued and outstanding with a weighted-average exercise price of $24.90, (vii) 5,997,693 shares of Company Class A Common Stock underlying outstanding Company RSUs, (viii) 1,048,563 shares of Company Common Stock underlying outstanding Company PSUs (assuming the maximum achievement of Company PSUs subject to a current performance period), and (ix) a maximum of 218,850 shares of Company Common Stock could be acquired with accumulated payroll deductions under the Company ESPP as of the final date of the offering period in effect as of the Capitalization Date, assuming that (A) the final date of the current offering period is December 31, 2024, (B) the market price of a share of Company Common Stock on such date is equal to the Merger Consideration and (C) payroll deductions continue at the amounts as in effect as of the Capitalization Date. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to, and were not issued in violation of, any preemptive or similar right, purchase option, call or right of first refusal or similar right. Section 3.2(a) of the Company Disclosure Schedules sets forth a correct and complete list of all Company Equity Awards outstanding as of the Capitalization Date, including with respect to each such Company Equity Award: (1) the grantee identification number of the applicable grantee; (2) the number of shares of Company Class A Common Stock subject to such Company Equity Award (in the case of Company PSUs, assuming maximum achievement of applicable performance criteria); (3) the equity incentive plan under which the Company Equity Award was granted; (4) the grant or issuance date; (5) any applicable vesting schedule; and (6) with respect to each Company Option, the exercise price and the expiration date and whether such Company Option is intended to be an “incentive stock option” as defined in Section 422 of the Code.

(b)    Except as set forth in Section 3.2(a) or as required by the existing terms of the Company Benefit Plans, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock or other ownership or equity or equity-based interests issued or outstanding, other than shares of Company Common Stock that have become outstanding after the Capitalization Date, which were reserved for issuance as of the Capitalization Date as set forth in Section 3.2(a), and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, phantom stock, rights of first refusal, profit participation or other similar rights, agreements, obligations or contractual commitments relating to the issuance of, or measured by reference to, capital stock or other equity, ownership or voting interests of the Company or any of the Company’s Subsidiaries to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity, ownership or voting interests of the Company or any of the Company’s Subsidiaries or securities convertible into, exercisable for, exchangeable for or measured by reference to such shares or other interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (C) redeem or otherwise acquire any such shares of capital stock or other interests.
(c)    Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the shareholders of the Company on any matter.
(d)    There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.
Section 3.3    Authority; Enforceability.
(a)    The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Company Board at a duly held meeting has unanimously (i) determined that it is in the best interests of the Company and the Company's shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, with the Company surviving the Merger as a wholly owned Subsidiary of Parent, in accordance with the WBCA, and (iii) resolved to recommend that the shareholders of the Company approve this Agreement (the “Company Recommendation”) and (iv) directed that this Agreement be submitted to the shareholders of the Company at the Company Shareholder Meeting for their approval.
(b)    The affirmative vote of the holders of a majority of the outstanding shares of Company Voting Stock in favor of the approval of this Agreement (the “Company Shareholder Approval”) is the only vote of holders of securities of the Company that is required to approve this Agreement and consummate the transactions contemplated hereby, including the Merger.
(c)    Except for the Company Shareholder Approval and the filing of the Articles of Merger with the Secretary of State of the State of Washington as required by the WBCA, no other corporate action, proceedings, shareholder vote or similar action on the part of the Company is necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby.
(d)    This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).
Section 3.4    Consents and Approvals; No Violation.
(a)    The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require the Company or any of its Subsidiaries to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign national or supranational, state or local governmental or regulatory agency, commission, court, body, entity or authority or any public or private arbitrator or arbitral body (each, a “Governmental Entity”), other than (i) the filing of the Articles of Merger, (ii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any applicable Antitrust and Foreign Investment Laws, (iii) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of a proxy statement relating to the Company Shareholder Approval (as amended or supplemented from time to time, the “Proxy Statement”), and (iv) compliance with the rules and regulations of NYSE (the foregoing clauses (i) through (iv), collectively, the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) prevent or materially delay the consummation of the Merger.
(b)    Assuming compliance with the matters referenced in Section 3.4(a) and receipt of the Company Approvals and the Company Shareholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of payment, approval, notice, amendment, modification, termination, cancellation or acceleration of any material obligation, or to the loss of a material benefit, under any Company Material Contract binding on the Company or any of its Subsidiaries (or require a consent relating to the foregoing), or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company, other than, in the case of the foregoing clauses (ii), (iii) and (iv), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss, or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5    Reports and Financial Statements.
(a)    The Company has filed or furnished all forms, documents, reports, schedules, statements, amendments and certifications required to be filed or furnished by it with the SEC prior to the date of this Agreement (the “Company SEC Documents”) since February 1, 2021, each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and no Company SEC Document as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (or, if any such Company SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Company SEC Document) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
Section 3.6    Internal Controls and Procedures.
(a)    (i) The Company has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraph (e) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and (ii) the Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since February 1, 2021, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act (including Section 302 and 906 thereof).
(b)    The Company has established and maintains a system of internal accounting controls that are reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A)

any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents, and to the Knowledge of the Company as of the date hereof, no Company SEC Documents are subject to ongoing investigation or SEC review. None of the Company’s Subsidiaries is, or at any time has been, required to file or furnish any forms, reports or documents with the SEC.
Section 3.7    No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the unaudited consolidated balance sheet of the Company and its Subsidiaries as of July 31, 2024 (the “Company Balance Sheet”), and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s report on Form 10-Q for the fiscal quarter ended July 31, 2024, (b) as expressly permitted or contemplated by this Agreement, or incurred pursuant to the transactions contemplated by this Agreement, (c) for liabilities or obligations that have been discharged or paid in full prior to the date hereof, (d) for liabilities and obligations incurred in the ordinary course of business (none of which relates to any breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or any other action) since July 31, 2024 (the “Company Balance Sheet Date”) or (e) as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act.
Section 3.8    Absence of Certain Changes.
(a)    From the Company Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business.
(b)    From January 31, 2024 through the date of this Agreement, there has not been any event, change, occurrence or development that has had, individually or in the aggregate, a Company Material Adverse Effect.
(c)    Since the Company Balance Sheet Date the Company has not taken any action that would be prohibited by clauses (i), (ii), (v), (vi), (x), (xiv), (xv), (xvi), (xviii), (xix), (xx), (xxi), (xxii) and (xxv) of Section 5.1(b), if taken or proposed to be taken after the date hereof.
Section 3.9    Compliance with Laws.
(a)    Since February 1, 2021, the Company and its Subsidiaries have been in compliance in all material respects with and not in default under or in violation of any material Law applicable to the Company and its Subsidiaries.
(b)    The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, accreditations and approvals of any Governmental Entity (“Permits”) necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (such Permits, the “Company Permits”). All Company

Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    Neither the Company nor any of its Subsidiaries has, since February 1, 2021 to the date of this Agreement, received any written notice that the Company or its Subsidiaries is in violation of any Law applicable to the Company or any of its Subsidiaries or any Permit in any material respect. There are no Actions pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any such Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)    Since February 1, 2019, none of the Company or any of its Subsidiaries or any of their directors, officers, agents, employees, or, to the Knowledge of the Company, other Persons acting on behalf of any of the Company or its Subsidiaries, in their capacity as such, (i) is or has been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other similar applicable Law that prohibits corruption or bribery (collectively, “Anti-Corruption Laws”); (ii) has directly or indirectly made, offered, agreed, requested, authorized, received or taken any other act in furtherance of an offer, promise or authorization of any unlawful bribe, rebate, payoff, influence payment, kickback, gift or other similar unlawful payment in violation of any of the applicable Anti-Corruption Laws; or (iii) otherwise taken or failed to take any action that would cause the Company or any Subsidiary to violate any Anti-Corruption Laws. The Company and its Subsidiaries maintain reasonably detailed and accurate books and records, including records of payments to any agents, consultants, representatives, third parties, and Government Officials. The Company has instituted, enforces, and maintains policies and procedures reasonably designed to provide reasonable assurance of compliance with the applicable Anti-Corruption Laws and Trade Control Laws.
(e)    None of the Company or any of its Subsidiaries or any of their directors, officers, employees or, to the Knowledge of the Company, agents or other Persons acting on behalf of any of the Company or its Subsidiaries, in their capacity as such, is currently, or has since February 1, 2019 been: (i) a Sanctioned Person or a Restricted Person, (ii) organized, ordinarily resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or Restricted Person or in any Sanctioned Country or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or anti-boycott Laws (collectively, “Trade Control Laws”).
(f)    Since April 24, 2019, none of the Company or any of its Subsidiaries or any of their directors, officers, employees or, to the Knowledge of the Company, agents or other Person acting on behalf of any of the Company or its Subsidiaries, in their capacity as such; (i) has received from any Governmental Entity or, to the Knowledge of the Company, any other Person any written or, to the Knowledge of the Company, oral notice, inquiry or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Entity or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to, or in connection with Anti-Corruption Laws or Trade Control Laws. There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to Anti-Corruption Laws or Trade Control Laws.
(g)    For purposes of this Agreement:
(i)    “Ex-Im Laws” means all applicable U.S. and non-U.S. Laws relating to export, reexport, transfer, retransfer and import controls, including the Export Administration

Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administrated by U.S. Customs and Border Protection.
(ii)    “Restricted Person” means any Person identified on any applicable U.S. and non-U.S. export-related restricted party list, including the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List.
(iii)    “Sanctioned Country” means any country or region or government thereof that is, or has been since April 24, 2019, the subject or target of a comprehensive embargo under Trade Control Laws (including Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea, Donetsk, and Luhansk regions of Ukraine).
(iv)    “Sanctioned Person” means any Person that is the subject or target of Sanctions or restrictions under Trade Control Laws including: (A) any Person listed on any applicable U.S. or non-U.S. sanctions list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, or any other sanctions or export-related restricted party list maintained by OFAC, the U.S. Department of Commerce Bureau of Industry and Security (“BIS”), or the U.S. Department of State, the UK Consolidated List of Financial Sanctions Targets, or the OFSI List of Persons Named in Relation to Financial and Investment Restrictions; (B) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (A); (C) any Person located, organized, or ordinarily resident in a Sanctioned Country or (D) any national of a Sanctioned Country with whom U.S. Persons are prohibited from dealing.
(v)    “Sanctions Laws” means applicable U.S. and non-U.S. Laws relating to economic or trade sanctions, including those administered or enforced by United States (including by OFAC, BIS, or the U.S. Department of State), His Majesty’s Treasury of the United Kingdom, the European Union and the United Nations Security Council.
Section 3.10    Investigations; Litigation. There are currently no, and since February 1, 2021 there have been no: (a) pending or, to the Knowledge of the Company, threatened Actions, investigations or reviews before any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries; and (b) there are no Actions pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective assets or properties at law or in equity, and there are no Orders of any Governmental Entity against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective assets or properties, in each case, that would (x) reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or (y) prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.
Section 3.11    Employee Benefit Plans.
(a)    Section 3.11(a) of the Company Disclosure Schedules sets forth all material Company Benefit Plans. With respect to each material Company Benefit Plan, other than any such Foreign Plan, the Company has made available to Parent, true and complete copies of, (i) each current plan document constituting a part of such Company Benefit Plan (or, if unwritten, an accurate and complete description of all material terms), including all amendments thereto, (ii) the most recent summary plan description, (iii) any related trust agreement or other funding instrument, (iv) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, (v) the most recent determination or opinion letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan, and (vi) any material correspondence from a Governmental Entity in the previous three (3) years. With respect to each material Foreign Plan, the Company has made available to Parent either a true and complete copy of such Foreign Plan or a summary of the material terms of such Foreign Plan.
(b)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan has been established, maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a current favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion issued by the Internal Revenue Service and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Company Benefit Plan; (iii) all contributions, reimbursements, premiums or payments that have become due have been made timely in accordance with the terms of the Company Benefit Plan and in compliance with the requirements of applicable Law, and all such contributions, reimbursements, premiums or payments that are not yet due have been made or properly accrued in accordance with GAAP; (iv) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breaches of duty by a “fiduciary” (as defined in Section 3(21) of ERISA) with respect to any Company Benefit Plan; (v) none of the Company or any of its Subsidiaries has incurred or could reasonably be expected to incur any penalty or Tax (whether or not assessed) under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist that could reasonably be expected to result in the imposition of any such penalty or Tax; (vi) there are no pending, threatened or, to the Knowledge of the Company, anticipated claims (other than claims for benefits in the ordinary course of business in accordance with the terms of the Company Benefit Plans) by, on behalf of or against, or related to any of the Company Benefit Plans or any trusts related thereto; and (vii) no Company Benefit Plan and none of the Company or any of its Subsidiaries has any Liability under a plan or arrangement that provides (or has promised to provide) for post-employment, post-service or retiree health, medical or other welfare benefits (except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 or other applicable Law and at the expense of the applicable employee). No Company Benefit Plan is, and none of the Company or any of its Subsidiaries has any Liability (including on account of an ERISA Affiliate) with respect to: (A) any plan or arrangement that is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA; (B) a Multiemployer Plan or a plan subject to Title IV of ERISA that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; or (C) a “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not subject to ERISA. Without limiting the generality of the foregoing, with respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (a “Foreign Plan”) and except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (w) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, (x) each Foreign Plan intended to receive favorable tax treatment under applicable Tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws, (y) no Foreign Plan is a defined benefit plan, and (z) no Foreign Plan has any unfunded liabilities, nor are such unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.
(c)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any current or former employee, independent contractor or director of the Company or any of its Subsidiaries to severance pay, or any other payment or benefit from the Company or its Subsidiaries, (ii) accelerate the time of funding, payment or vesting, or increase the amount of, compensation or benefits due to any such current or former employee, independent contractor or director, (iii) result in any funding (through a grantor trust or otherwise) of any compensation or benefit, (iv) limit or restrict the right of Parent to merge, amend or terminate any Company Benefit Plan without material liability or (v) result in the payment of any amount that could, individually or in combination with any other amount, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
(d)    The Company and its Subsidiaries are not party to, nor do they have any current or contingent obligation under, any Company Benefit Plan to compensate, gross-up, indemnify or otherwise make-whole any person for excise Taxes or related interest or penalties payable pursuant to Section 4999 of the Code or Section 409A of the Code.
(e)    Each Company Benefit Plan that is, in whole or in part, a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which the Company or any of its Subsidiaries is a party complies with and has been maintained, in each case, in all material respects, in accordance with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and no amount under any such plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.
Section 3.12    Labor Matters.
(a)    Except as set forth in Section 3.12(a) of the Company Disclosure Schedules, the Company and its Subsidiaries are neither party to nor bound by any Collective Bargaining Agreement and no employees of the Company or its Subsidiaries are represented by any labor union, works council, or other labor organization with respect to their employment with the Company or its Subsidiaries. Current, correct and complete copies of any Collective Bargaining Agreements set forth in Section 3.12(a) of the Company Disclosure Schedules have been provided to Parent.
(b)    During the three years prior to the date of this Agreement, there have been no actual or, to the Knowledge of the Company, threatened strikes, lockouts, work stoppages, slowdowns, picketing, handbilling, unfair labor practice charges, material labor grievances, material labor arbitrations or other labor disputes against or affecting the Company or any of its Subsidiaries. To the Knowledge of the Company, in the past three years, there has been no union organizing effort or activity pending or threatened against the Company or any of its Subsidiaries. The Company and its Subsidiaries have satisfied in all material respects any legal or contractual requirements to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council, which is representing any employee of the Company or its Subsidiaries, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.
(c)    Except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, during the three years prior to the date of this Agreement, to the Knowledge of the Company, (i) no allegations of sexual harassment, other sexual misconduct or discrimination have been made against any employee of the Company with the title of director, Vice President or above, (ii) there are no Actions, suits, investigations or proceedings pending or, to the Knowledge of the Company, threatened related to any allegations of sexual harassment, other sexual misconduct or unlawful discrimination by any employee of the Company with the title of director, Vice President or above and (iii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct or discrimination by any employee of the Company with the title of director, Vice President or above.

(d)    The Company and each of its Subsidiaries is and since February 1, 2021 has been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), outsourced labor or workforce, workers' compensation, labor relations, employee leave issues, employee trainings and notices, affirmative action, unemployment insurance, automated employment decision tools and other artificial intelligence.
Section 3.13    Tax Matters.
(a)    The Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all material Tax Returns required to be filed by the Company or such Subsidiary and all such Tax Returns are complete and accurate in all material respects.
(b)    The Company and each of its Subsidiaries have timely paid in full all material Taxes required to be paid by any of them (whether or not shown on any Tax Return); the Company and each of its Subsidiaries have withheld all material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
(c)    There are not pending, or threatened in writing, any audits, examinations, investigations or other Action in respect of material Taxes of the Company or any of its Subsidiaries. There are no requests for rulings or determinations in respect of any income or other material Tax pending between any of the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand.
(d)    Other than customary extensions of the due date to file a Tax Return obtained in the ordinary course of business, none of the Company or any of its Subsidiaries has requested, granted, or become the beneficiary of, or consented to, any extension or waiver of any statute of limitations period related to the assessment or collection of any material Tax, which period (after giving effect to such extension or waiver) has not yet expired.
(e)    There are no Liens for Taxes on any property or other assets of the Company or any of its Subsidiaries, except for Permitted Liens.
(f)    Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code.
(g)    Neither the Company nor any of its Subsidiaries has participated in or is participating in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(h)    Neither the Company nor any of its Subsidiaries has (i) been a member of an Affiliated Group filing a combined, consolidated, joint, unitary or other similar Tax Return (other than an Affiliated Group the common parent of which is the Company or any Subsidiary of the Company) or (ii)

any material liabilities for Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business the primary purpose of which is not Taxes) or otherwise as a matter of Law.
(i)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement under Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) entered into prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date (other than any installment sale or open transaction disposition made in the ordinary course of business), (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date (other than any prepaid amount received or deferred revenue accrued in the ordinary course of business), (v) inclusion pursuant to Section 965 of the Code, (vi) excess loss account, as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of Law), or (vii) any gain recognition agreement to which the Company or any of its Subsidiaries is a party under Code Section 367 (or any corresponding or similar provision of income Tax Law), in respect of taxable periods ending on or prior to the Closing Date.
(j)    Schedule 3.13(j) sets forth the entity classification of the Company and each of its Subsidiaries for U.S. federal income Tax purposes and such classification has been effective since each such entity’s formation unless otherwise stated therein.
(k)    Neither the Company nor any of its Subsidiaries has a permanent establishment (as defined in any applicable Tax treaty) or other fixed place of business in, or is tax resident in, a country other than the country in which it is organized.
(l)    The Company and each of its Subsidiaries are in compliance with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length, in all material respects.
(m)    Neither the Company nor any of its Subsidiaries has received from any Governmental Entity in a jurisdiction where such Person has not filed a specific type of Tax Return any written claim that such Person is or may be subject to taxation by, or required to file such Tax Returns in, that jurisdiction, which claim has not been fully resolved.
Section 3.14    Real Property. Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property. Section 3.14 of the Company Disclosure Schedules sets forth the address of all real property in which the Company or its Subsidiaries holds a leasehold or subleasehold interest or other rights to use or occupy such real property (such real property, together with buildings, structures, improvements or fixtures thereon, the “Leased Real Property”), as well as the original date of, and names of the parties that are currently party to, each of the Leases pertaining to such Leased Real Property. A true and complete copy of each of the Leases has been made available to Parent. The Company or one of its Subsidiaries holds a legal, valid, binding, enforceable and in full force and effect as of the date hereof, leasehold interest under each of the Leases, and such leasehold interest is free and clear of Liens (other than Permitted Liens). With respect to each Lease and except as would not reasonably be expected to materially impair the operations of the Business: (i) neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company as of the date hereof, any other party to the Lease is in material breach of, or default under, any Lease to which it is a party, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination of, or the modification or acceleration of rent under, such Lease; (ii) either the Company or the applicable Subsidiary has possession and quiet enjoyment of the Leased Real Property, and to the Knowledge of the Company, no Lease has been disturbed and there are no disputes with respect to any Leases; (iii) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in any Lease or any interest therein that remains effective as of the date hereof; (iv) to the Knowledge of the Company, there is no pending or threatened condemnation or similar action affecting any of the Leased Real Property; (v) neither the Company nor any of its Subsidiaries (as applicable) has subleased, licensed, assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in any Lease or any Leased Real Property; (vi) to the Knowledge of the Company all buildings, structures, improvements, and fixtures consisting of or serving the Leased Real Property, including all mechanical, electrical and other systems are in good operating condition and repair, and are suitable for the purposes for which they are currently used; and (vii) to the Knowledge of the Company, the use and occupancy of the Leased Real Property by the Company or its Subsidiaries (as applicable) is in compliance with all applicable fire, health, building, use, occupancy and zoning Laws.
Section 3.15    Intellectual Property.
(a)    The issued Patents, Patent applications, registered Marks, applications for registration of Marks, registered Internet domain names, registered Copyrights and applications for registration of Copyrights within the Company Intellectual Property are referred to collectively as the “Company Registered Intellectual Property” and are set forth on Section 3.15(a) of the Company Disclosure Schedules. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Company Registered Intellectual Property (other than any applications for Company Registered Intellectual Property) has expired or been cancelled or abandoned except in accordance with the expiration of the term of such rights, (ii) all Company Intellectual Property is subsisting and valid, and (iii) to the Knowledge of the Company, all Company Registered Intellectual Property (other than any applications therefor) is enforceable.
(b)    The Company and its Subsidiaries (i) exclusively own all right, title, and interest in all Company Intellectual Property, free and clear of all Liens (other than Permitted Liens) and (ii) have sufficient rights to all Intellectual Property used in or necessary for the conduct the business of the Company and its Subsidiaries, in each case of clauses (i) and (ii), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All licenses granted by the Company and is Subsidiaries to the Company Intellectual Property are non-exclusive and have been granted in the ordinary course of business, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries does not infringe, violate or constitute misappropriation of, and has not in the last six years, infringed, violated or constituted misappropriation of, any Intellectual Property of any third Person, (ii) to the Knowledge of the Company, as of the date of this Agreement, no third Person is infringing, violating, or misappropriating any Company Intellectual Property, (iii) there is no (and there has not, during the six years preceding the date of this Agreement, been any) pending claim or asserted claim in writing asserting that the Company or any Subsidiary has infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property of any third Person (including any unsolicited demand or request from any Person to license any Intellectual Property) or that any Company Intellectual Property is invalid or unenforceable, (iv) the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets of the Company and its Subsidiaries and third-party confidential information provided to the Company or any of its Subsidiaries that the Company or such Subsidiary is obligated to maintain in confidence and (v) there is no (and there has not, during the six years prior to the date of this Agreement, been any) pending claim by the Company or any of its Subsidiaries against any third Person with respect to the alleged infringement, misappropriation or other violation of any Company Intellectual Property or unenforceability or invalidity of any Intellectual Property.
(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any Company Intellectual Property for, on behalf of or under the direction or supervision of the Company or any its Subsidiaries has executed a valid and enforceable written Contract providing for (A) the confidentiality and non-disclosure by such Person of all Trade Secrets of the Company or its Subsidiaries and (B) the assignment by such Person (by way of present grant of assignment) to the Company or any of its Subsidiaries of all right, title and interest in and to such Company Intellectual Property that the Company or any of its Subsidiaries does not already own by operation of Law by virtue of such Person’s employment or engagement by the Company or any of its Subsidiaries and (ii) to the Knowledge of the Company, no Person is in breach of any Contract referenced in this Section 3.15(d).
(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has used, incorporated, linked, combined, modified, or distributed any Open Source Software in a manner that: (A) requires (or has failed to meet any condition of use in any Open Source License applicable to the Company or its Subsidiaries that results in) the disclosure, licensing or distribution of any source code that is Company Intellectual Property; (B) imposes any restriction on the consideration to be charged for the distribution of any Company Intellectual Property; or (C) other than any attribution or notice requirement, imposes any other limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any Company Intellectual Property; and (ii) the Company and its Subsidiaries are in compliance with the terms of all Open Source Licenses for Open Source Software used by any of them.
(f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no source code for any Company Intellectual Property has been disclosed, delivered, licensed or made available to any escrow agent or other third Person who was not, as of the time thereof, an employee or contractor of the Company or its Subsidiaries in connection with their performance of services for the Company or its Subsidiaries and (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Intellectual Property to any other Person who is not, as of the date of this Agreement, an employee or contractor of the Company or its Subsidiaries for the performance of such services.
(g)    Neither the Company nor any of its Subsidiaries is under any obligation to license any material Company Intellectual Property to any (i) Governmental Entity because it has received funding to develop such Company Intellectual Property from a Governmental Entity and no Governmental Entity has any right to restrict the sale, licensing, distribution or transfer of any material

Company Intellectual Property or (ii) Person due to being a participant in any standards-setting, patent pool or similar organization.
Section 3.16    Information Technology. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries have implemented, maintained and monitored reasonable measures with respect to technical, administrative and physical security designed to preserve and protect the confidentiality, availability, security and integrity of the Company IT Assets and Company Products, (b) the Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, (c) the Company IT Assets are adequate for, and perform the functions necessary to carry on the conduct of their respective businesses, and to the Knowledge of the Company, the Company IT Assets and Company Products are free of Malicious Code, (d) during the three years prior to the date of this Agreement, the Company and its Subsidiaries have experienced no continued substandard performance, failure or other adverse event of the Company IT Assets that has caused any material disruption of or interruption in or to the use of the Company IT Assets and there are no claims pending or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries with respect to the security, confidentiality, availability, or integrity of the Company IT Assets, (e) during the three years prior to the date of this Agreement, there have been no Security Incidents with respect to the Company IT Assets or Company Products and (f) the Company and its Subsidiaries own or have sufficient rights pursuant to a written Contract to access and use all Company IT Assets.
Section 3.17    Privacy. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no (and there have not been during the three years prior to the date of this Agreement, any) claims pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any Privacy Obligations (including related to any fines or other sanctions), (b) neither the Company nor any of its Subsidiaries has notified or been required to notify any Person of any Security Incidents, (c) during the three years prior to the date of this Agreement, there has been no Security Incident, including no unauthorized access, unauthorized acquisition or disclosure, or any loss or theft, of Personal Data of the Company or its Subsidiaries while such Personal Data was in the possession or control of the Company, its Subsidiaries or third Persons acting on their behalf, (d) the Company and its Subsidiaries have complied, and since February 1, 2021, are in compliance, with all Privacy Obligations, including with respect to the Processing of Personal Data and (e) the entry into the transactions contemplated by this Agreement shall not result in a breach or violation of, or constitute a default under, any Privacy Obligations.
Section 3.18    Material Contracts.
(a)    Except for this Agreement, agreements filed as exhibits to the Company SEC Documents or as set forth in Section 3.18 of the Company Disclosure Schedules, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (including all amendments thereto, and excluding any Company Benefit Plan (other than with respect to clauses (xiii) and (xiv) below) or Lease) that:
(i)    would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) with respect to the Company and its Subsidiaries, taken as a whole;

(ii)    (A) contains material restrictions on the right of the Company or any of its Subsidiaries (or after the Closing Date, the Surviving Corporation or Parent) (1) to compete or engage in any line of business with any Person in any geographic area anywhere in the world, (2) that limits the rights of such party to enter into any partner or similar agreements with third parties, (3) that binds any such party through any customer non-solicitation or non-competition covenant; (B) that grants exclusivity or “most favored nation” protections or rights of first refusal, first offer or first negotiation or similar restrictions to the counterparty to such Contract (including any exclusive supply agreements with any of the Company’s or its Subsidiaries’ suppliers); or (C) contains exclusivity obligations that materially limit the freedom or right of the Company or any of its Subsidiaries (or, after the Closing Date, the Surviving Corporation or Parent), to develop, sell or distribute any products or services for any other Person;
(iii)    provides for the formation, creation, operation, management or control of any joint venture with a third party;
(iv)    is an indenture, credit agreement, loan agreement, note, security agreement, guarantee, bond or other similar Contract providing for indebtedness for borrowed money of the Company or any of its Subsidiaries (other than indebtedness among the Company and/or any of its Subsidiaries) in excess of $1,000,000;
(v)    is a settlement, conciliation or similar Contract that would require the Company or any of its Subsidiaries to pay consideration of more than $2,000,000 after the date of this Agreement or that contains restrictions on the business and operations of the Company and its Subsidiaries that are material to the business of the Company and its Subsidiaries, taken as a whole;
(vi)    (A) provides for the acquisition or disposition by the Company or any of its Subsidiaries of any business or Person (whether by merger, sale of stock, sale of assets or otherwise) or (B) pursuant to which the Company or any of its Subsidiaries acquired or will acquire any ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company, in each case, under which the Company or any of its Subsidiaries has any earn-out, holdback, indemnification or any other similar deferred or contingent payment obligations remaining to be performed as of the date hereof;
(vii)    obligates the Company or any Subsidiary of the Company to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $1,000,000;
(viii)    prohibits or requires the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or prohibits or requires the pledging of the capital stock of the Company or any Subsidiary of the Company;
(ix)    has resulted in payments by the Company or any of its Subsidiaries of more than $3,000,000 in the aggregate for the prior fiscal year (other than Contracts subject to clause (v) above);
(x)    has resulted in payments to the Company or any of its Subsidiaries of more than $3,000,000 in the aggregate for the 12 months ended July 31, 2024;
(xi)    is a Collective Bargaining Agreement or similar agreement to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries is bound;

(xii)    is with (A) each of the customers of the Company and its Subsidiaries (the “Material Customers”) that (I) has resulted in payments to the Company and its Subsidiaries in excess of $1,000,000 for the fiscal year ending January 31, 2024 or (II) is anticipated by the Company, as of the date hereof, to result in payments to the Company and its Subsidiaries in excess of $1,000,000 for the fiscal year ending January 31, 2025; (B) each of the top twenty (20) largest vendors of the Company and its Subsidiaries by dollar amount taken as a whole for (I) the fiscal year ending January 31, 2024 or (II) the six months ending July 31, 2024 (the “Material Vendors”); and (C) each of the top twenty (20) largest resellers and distributors of the Company and its Subsidiaries by dollar amount taken as a whole for (I) the fiscal year ending January 31, 2024 or (II) the six months ending July 31, 2024 (the “Material Partners”);
(xiii)    provides for (A) indemnification of any officer, director or employee by the Company, other than Contracts entered into on substantially the same form as the Company’s standard forms previously made available to Parent or (B) accelerated vesting in connection with a change of control (including as a result of any termination of employment in connection with or following a change of control);
(xiv)    is a Contract that is for the employment or engagement of any directors, officers, employees or independent contractors of the Company or any of its Subsidiaries at the level of Senior Vice President or above;
(xv)    is a material Government Contract;
(xvi)    (A) is between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of its Subsidiaries or any Person beneficially owning five percent or more of the outstanding shares of the Company Common Stock, on the other hand, except for any Company Benefit Plan or (B) that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act;
(xvii)    (A) under which the Company or any of its Subsidiaries has granted or received an exclusive license to any Intellectual Property, (B) otherwise restricting the Company or any of its Subsidiaries’ ability to use, enforce, or disclose any Company Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, (C) under which the Company or any of its Subsidiaries has granted or received a license or right in or to use any Intellectual Property licensed from or to a third Person that is material to the business of the Company and its Subsidiaries, taken as a whole, or (D) under which the Company or any of its Subsidiaries has delivered, made available, licensed, or placed into escrow any source code owned by any of them that is material to the business of the Company and its Subsidiaries, taken as a whole, or (E) relating to the provision of co-location or hosting services to the Company and its Subsidiaries, which services are used by the Company or its Subsidiaries to fulfill their obligations to provide Software and data hosting services to customers other than, with respect to each of (A) through (E), (1) non-disclosure agreements entered into in the ordinary course of business, (2) nonexclusive, “off-the-shelf” software licenses (including software-as-a-service) granted by third parties to the Company or any of its Subsidiaries with annual subscription or maintenance fees of less than $2,000,000, (3) Open Source Licenses, (4) Contracts for the integration of third-party services or applications with the Company Products in the ordinary course of business and which third-party service or applications are (x) not material to the Company Products’ functionality, (y) replaceable without material cost to the Company and its Subsidiaries or its customers or (z) substantially providing for the use of such third-party’s application programming interface (API) to permit an end user connection to the third-party service or application via the Company Products, (5) non-exclusive licenses of Company

Intellectual Property granted by the Company or any of its Subsidiaries to its customers, vendors, resellers or distributors in the ordinary course of business, and (6) agreements with employees and individual contractors of the Company or any of its Subsidiaries in the ordinary course of business;
(xviii)    any Lease; or
(xix)    provides for the development of material Intellectual Property for the benefit of the Company or any of its Subsidiaries.
Each Contract required to be listed pursuant to clauses (i) – (xix) of this Section 3.18(a), and each Contract of the type described in clauses (i) – (xix) of this Section 3.18(a) that are entered into by the Company or any of its Subsidiaries’ after the date of this Agreement, is referred to herein as a “Company Material Contract.”
(b)    True and correct copies of each Company Material Contract have been publicly filed prior to the date of this Agreement or otherwise have been made available to Parent prior to the date hereof. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions.
(c)    To the Knowledge of the Company, since February 1, 2024 to the date hereof, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from or on behalf of any Material Customer or Material Vendor indicating that such Person intends to terminate or not renew any Company Material Contract with such Person (except in accordance with the terms thereof).
Section 3.19    Government Contracts. Neither the Company nor any of its Subsidiaries have (a) materially breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been, since September 1, 2021, suspended or debarred from bidding on governmental contracts by a Governmental Entity; (c) been, since September 1, 2018, audited or investigated by any Governmental Entity with respect to any Government Contract that resulted in any adverse finding with respect to any alleged unlawful conduct, misstatement or omission arising under or relating to any Government Contract; (d) made, since September 1, 2018, any mandatory disclosure under FAR 52.203-13(b)(i) or any voluntary disclosure to any Governmental Entity with respect to any alleged unlawful conduct, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Entity or any other Person any written notice of breach, cure, show cause or default with respect to any Active Government Contract that remains unresolved; (f) had any Government Contract terminated by any Governmental Entity or any other Person for default or the Company’s or any of its Subsidiaries’ failure to perform; (g) received any Government Contract based on the Company or a Subsidiary having small business status or other preferred bidder status afforded by statute or regulation since September 1, 2021; or (h) any Active Government Contracts payable on a cost-

reimbursement basis. The Company and its Subsidiaries have established and maintained adequate internal controls for compliance with their respective Government Contracts in all material respects. Since September 1, 2018, all invoices and claims for payment submitted by the Company and its Subsidiaries were current, accurate and complete in all material respects as of their respective submission dates. As of the date hereof, there are no material outstanding claims or disputes between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity or any prime contractor, on the other hand, arising under or relating to any of the Company’s or any of its Subsidiaries’ Government Contracts.
Section 3.20    Insurance Policies. Except as would not reasonably be expected to be material to the Company, taken as a whole, the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Section 3.20 of the Company Disclosure Schedules sets forth a true and complete list as of the date of this Agreement of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries (the “Company Insurance Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company Insurance Policies is in full force and effect and all premiums due and payable thereon are not past due, and the applicable insured entity (whether the Company or any of its Subsidiaries) is in compliance in all respects with the terms and conditions of such Company Insurance Policies; (b) neither the Company nor any of its Subsidiaries is in breach or default under any Material Insurance Policy, and, to the Company’s Knowledge as of the date hereof, no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since February 1, 2021, neither the Company nor any of its Subsidiaries has received any written notice regarding any non-renewal, termination, invalidation or cancellation of any Material Insurance Policy.
Section 3.21    Affiliate Party Transactions. Since February 1, 2021, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company or any of its Affiliates, on the other hand, that would be required to be disclosed by the Company under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents, other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth on the Company Disclosure Schedules.
Section 3.22    Proxy Statement. The Proxy Statement (x) will not, at the time it is filed with the SEC, or at the time it is first mailed to the shareholders of the Company or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading and (y) will, at the time of the Company Shareholder Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder; provided that, in the case of both clause (x) and clause (y), no representation or warranty is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference therein.
Section 3.23    Opinion of Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor, to the effect that, as of the date of this Agreement and based upon and subject to the various qualifications, assumptions, limitations and other matters considered in the preparation thereof, the Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) is fair, from a financial point of view, to such holders. It is hereby understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub.
Section 3.24    Finders or Brokers. Except for the Company Financial Advisor, neither the Company nor any of its Subsidiaries has employed or engaged any investment banker, broker or finder who would be entitled to any fee or any commission in connection with or on consummation of the Merger.
Section 3.25    Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.11 are true and correct, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of anti-takeover statute or regulation or any similar anti-takeover provision in the articles of incorporation or bylaws of the Company (each, a “Takeover Law”) is, and the Company has no rights plan, “poison pill” or similar agreement that is, applicable to this Agreement, the Merger or the other transactions contemplated hereby and the Company Board has taken all necessary actions so that any restrictions on business combinations under any applicable “anti-takeover” Law will not be applicable to the Merger.
Section 3.26    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a)    The Company and its Subsidiaries are, and have been since February 1, 2021, in compliance with all Environmental Laws and the Company and its Subsidiaries have not received any written notice regarding any violation of, or any liability (contingent or otherwise) under, any Environmental Law;
(b)    There has been no release, storage, handling, manufacture, distribution, sale, treatment, arrangement for the disposal or disposal of, contamination by, or exposure of any Person to any Hazardous Substances that has given or would give rise to any liability (contingent or otherwise) for the Company or any of its Subsidiaries under Environmental Laws; and
(c)    The Company and its Subsidiaries have furnished to Parent all environmental audits, reports and other material environmental documents relating to the Company’s, its Subsidiaries’, or its Affiliates’ or predecessors’, past or current properties, facilities or operations which are in their possession or under their reasonable control.
Section 3.27    Indebtedness. Section 3.27 of the Company Disclosure Schedules contains a true, correct and complete list of all indebtedness for borrowed money of the Company and its Subsidiaries as of the date hereof.
Section 3.28    No Other Representations or Warranties; No Reliance. The Company acknowledges and agrees that, except for the representations and warranties contained in Article 4 or in any other Transaction Document, none of Parent, Merger Sub or any other Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to Parent, Merger Sub, their respective Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or any of its representatives by or on behalf of Parent or Merger Sub. The Company acknowledges and agrees that, except for the representations and warranties contained in Article 4 or in any other Transaction Document, none of Parent, Merger Sub or any other Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company or any of its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent, Merger Sub, or any of their respective Subsidiaries. The Company acknowledges and agrees that, except for the representations and warranties contained in Article 4 or in any other Transaction Document, none of Parent, Merger Sub nor any Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to Parent or Merger Sub.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
Except as disclosed in the corresponding sections or subsections of the disclosure schedules delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedules”) (it being acknowledged and hereby agreed that disclosure of any information in any section or subsection of the Parent Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Parent Disclosure Schedules to the extent that the relevance thereof is reasonably apparent on the face of such disclosure), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
Section 4.1    Qualification, Organization, Subsidiaries. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the Closing or prevent or materially delay or materially impair the ability of Parent or Merger Sub to satisfy the conditions precedent to the Merger, to obtain financing for the Merger or to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificates of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of this Agreement.
Section 4.2    Authority; Enforceability.
(a)    Each of Parent and Merger Sub has all requisite corporate or similar power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The board of directors (or equivalent governing body) of Parent has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Financing, and the board of directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and its sole shareholder, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the sole shareholder of Merger Sub adopt this Agreement and directed that such matter be submitted for consideration of the sole shareholder of Merger Sub.
(b)    Except for the adoption of this Agreement by Parent, as the sole shareholder of Merger Sub (which such adoption shall occur immediately following the execution of this Agreement) and the filing of the Certificate of Merger with the Secretary of State of the State of Washington, no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No vote of the equityholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby.
(c)    This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.
Section 4.3    Consents and Approvals; No Violation.
(a)    The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub do not and will not require Parent, Merger Sub or any of their Subsidiaries to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity or other third party, other than (i) the filing of the Articles of Merger, (ii) compliance with the HSR Act and any applicable Antitrust and Foreign Investment Laws, (iii) compliance with the applicable requirements of the Exchange Act, (iv) compliance with the rules and regulations of NYSE and (v) any consents, approvals or authorizations which are required only because of facts and circumstances specific to the Company (the foregoing clauses (i) through (v), collectively, the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    Assuming compliance with the matters referenced in Section 4.3(a) and receipt of the Parent Approvals, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of payment, approval, notice, amendment, modification, termination, cancellation or acceleration of any material obligation, under any Contract, instrument, permit, concession, franchise, right or license binding on Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii) above, any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.4    Financing. Parent has delivered to the Company true, complete (other than as may be redacted as expressly permitted by this Section 4.4) and correct copies of (a) the executed commitment letter, dated as of the date hereof (including all exhibits, schedules and annexes thereto, and the executed fee letter associated therewith redacted in a manner as described below, collectively, the “Debt Financing Commitments”), between Merger Sub and the Debt Financing Sources, pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to lend the aggregate amounts set forth therein (the “Debt Financing”) for the purpose of funding a portion of the Financing Uses and (b) the Equity Commitment Letters (the “Equity Financing Commitments”, and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which each Guarantor has committed, subject to the terms and conditions set forth therein, to invest the cash amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”) for the purposes of funding a portion of the Financing Uses. The Equity Financing Commitments each provide that the Company is a third-party beneficiary thereof. (i) None of the Financing Commitments has been amended, supplemented or modified prior to the date hereof, (ii) no such amendment, supplement or modification is contemplated or pending by Parent or Merger Sub or, to the Knowledge of Parent and Merger Sub, by any other party thereto, (iii) the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect and (iv) to the Knowledge of Parent, no such withdrawal, termination or rescission is contemplated. Except for the fee letter (a complete copy of which has been provided to the Company, redacted with respect to fee amounts, “market flex” provisions, any other economic terms and any other information customarily redacted, so long as such redaction does not cover terms that could be expected to affect the conditionality, amount, availability, enforceability or termination of the Debt Financing) with respect to the Debt Financing, there are no side letters or Contracts that could reasonably be expected to affect the conditionality, amount, availability, enforceability or termination of the Financing. Parent or Merger Sub, as applicable, has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are required to be paid on or prior to the date hereof and Parent or Merger Sub, as applicable, will, directly or indirectly, continue to pay in full any such amounts required to be paid as and when they become due and payable on or prior to the Closing Date. As of the date hereof, the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and/or Merger Sub, as the case may be, and, to the Knowledge of Parent, each of the other parties thereto, subject to the Enforceability Exceptions. The Financing Commitments contain all of the conditions precedent and other conditions to the obligations of the parties thereunder to make the full amount of the Financing available to Parent on the terms therein. To the Knowledge of Parent and Merger Sub, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a default or material breach on the part of Parent or Merger Sub or any other party thereto under any of the Financing Commitments, (ii) constitute a failure to satisfy a condition precedent as a result of actions taken or expected to be taken by Parent or Merger Sub or any other party under the Financing Commitments or (iii) result in any portion of the Financing Commitments to be provided, funded or invested in accordance with the Financing Commitments being unavailable on the Closing Date as a result of actions taken or expected to be taken by Parent or Merger Sub or any other party under the Financing Commitments. Assuming satisfaction of the conditions precedent set forth in Section 2.2(a) and Section 2.2(b), as of the date hereof (i) Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the full amount of the Financing necessary to fund the Financing Uses will not be made available to Parent or Merger Sub, as applicable, in full, in each case, on the Closing Date, (ii) Parent has no Knowledge that any Guarantor will not perform its obligations thereunder and (iii) Parent is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions to the Financing necessary to fund the Financing Uses not to be satisfied or the full amount of the Financing not to be made available to Parent or Merger Sub in full on the Closing Date. Assuming the Financing is funded and/or invested in accordance with the Financing Commitments and the accuracy of the representations and warranties of the Company set forth in Article III, the Financing, will in the aggregate, and together with the available cash on hand at the Company at Closing, be sufficient to (i) pay the aggregate Merger Consideration and the other payments pursuant to Article II, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, (iii) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder required to be paid in connection with the Closing (clauses (i) through (iii), the “Financing Uses”). In no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to the Closing hereunder.
Section 4.5    Guarantees. Concurrently with the execution of this Agreement, Parent has delivered to the Company true, complete and correct copies of the Guarantees. As of the date hereof, each Guarantee is valid and in full force and effect and constitutes the legal, valid and binding obligation of the Guarantors, enforceable in accordance with its terms (subject to the Enforceability Exceptions). As of the date hereof, no Guarantor is in default or breach under the terms and conditions of its respective Guarantee and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of such Guarantee. Each Guarantor has, and at all times will have, access to sufficient capital to satisfy in full the full amount of the guaranteed obligations under its respective Guarantee.
Section 4.6    Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub does not have outstanding any option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
Section 4.7    Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, (a) to the Knowledge of Parent, there is no investigation or review pending or threatened by any Governmental Entity with respect to Parent or any of its Subsidiaries; and (b) there are no Actions pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or any of Parent’s Subsidiaries or any of their respective assets or properties at law or in equity, and there are no Orders of any Governmental Entity against or affecting Parent or any of Parent’s Subsidiaries or any of their respective assets or properties.
Section 4.8    Proxy Statement; Other Information. None of the information supplied by or on behalf of Parent or Merger Sub concerning Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (the “Parent Information”) will, at the time it is filed with the SEC, or at the time it is first mailed to the shareholders of the Company or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made by Parent or Merger Sub with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of the Company or any of its Affiliates for inclusion or incorporation by reference therein.
Section 4.9    Finders or Brokers. Neither Parent nor any Subsidiary of Parent (including Merger Sub) has employed or engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission from the Company or any of its Subsidiaries in connection with or on consummation of the Merger or the other transactions contemplated hereby.
Section 4.10    Certain Arrangements. As of the date of this Agreement, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent or Merger Sub, the Guarantors or any of their Affiliates, on the one hand, and any beneficial owner of five percent or more of the outstanding shares of Company Common Stock or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or to the operations of the Surviving Corporation after the Effective Time.
Section 4.11    Ownership of Common Stock. Neither Parent nor Merger Sub is, nor has been during the five years prior to the date of this Agreement, an “acquiring person” (as defined in Chapter 23B.19 of the WBCA) with respect to the Company.
Section 4.12    Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any financings being entered into in connection therewith), assuming the accuracy of the representations and warranties set forth in Article 3 in all material respects:
(a)    the Fair Value of the assets of Parent and its Subsidiaries, on a consolidated basis, shall be greater than the total amount of Parent’s and its Subsidiaries’ liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), on a consolidated basis;
(b)    Parent and its Subsidiaries, on a consolidated basis, shall be able to pay their debts and obligations as they become due;
(c)    Parent and its Subsidiaries, on a consolidated basis, shall not have unreasonably small capital to carry on the businesses in which they are engaged or proposed to be engaged; and
(d)    For the purposes of this Section 4.12, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
Section 4.13    No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole shareholder of Merger Sub is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.

Section 4.14    No Other Representations or Warranties; No Reliance. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article 3 and in any other document, agreement or instrument delivered by the Company pursuant to this Agreement, none of the Company or any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent, Merger Sub or any of their respective representatives by or on behalf of the Company. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article 3 and in any other Transaction Document, neither the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent, Merger Sub or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of its Subsidiaries. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article 3 and in any other document, agreement or instrument delivered by the Company pursuant to this Agreement, neither the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company.
ARTICLE 5
INTERIM OPERATION OF BUSINESS
Section 5.1    Conduct of Company Business During Pendency of Merger.
(a)    From and after the date of this Agreement and prior to earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated pursuant to Section 7.1 (the “Termination Date”), except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent, (iii) as may be expressly required or contemplated by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedules, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to (A) conduct its business in all material respects in the ordinary course of business and (B) to preserve intact in all material respects its existing business organization and business relationships (including its relationships with Governmental Entities, customers, partners, suppliers, creditors, licensors, licensees, lessors and other Persons with which it has significant business dealings); provided, however, that no action taken by the Company or its Subsidiaries that is expressly permitted by any provision of Section 5.1(b) (including any qualification or exception to any of the restrictions set forth in Section 5.1(b)) shall be deemed to be a breach of this Section 5.1(a).
(b)    From and after the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which consent, solely with respect to Sections 5.1(b)(iii), (iv), (vii), (xi), (xii) and (xiii), shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required or contemplated by this Agreement or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedules, the Company:
(i)    shall not declare, set aside, make, authorize, set a record date for, or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid by wholly-owned Subsidiaries of the Company to the Company or to any of the Company’s wholly-owned Subsidiaries;
(ii)    shall not, and shall not permit any of its Subsidiaries to, adjust, split, subdivide, repurchase, redeem, combine or reclassify any of its capital stock or other ownership or equity or equity-based interests in the Company or any of its Subsidiaries, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except as may be permitted by Section 5.1(b)(vii), and except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction;
(iii)    except as required under the existing terms of a Company Benefit Plan or a Collective Bargaining Agreement, shall not, and shall not permit any of its Subsidiaries to (A) increase or decrease the compensation or other benefits payable or provided to the current or former independent contractors, directors or employees of the Company or any of its Subsidiaries, (B) enter into any employment, change of control, severance or retention agreement or other compensation or benefit agreement with any current or former employee of the Company or any of its Subsidiaries (except for at-will offer letters (or, for jurisdictions outside of the United States, employment agreements that provide for employment periods or rights no greater than required by applicable law) entered into with new hires of employees in the ordinary course of business (provided that such hires are otherwise permitted by this Agreement), (C) enter into any consulting agreement or other compensation or benefit agreement with any current or former independent contractor, of the Company or any of its Subsidiaries (except for consulting agreements that are terminable without liability on no more than 30 days’ notice), (D) enter into any agreement to employ or engage contingent workers outside of the United States, (E) grant any new change of control, severance, retention, pension or other cash compensation or benefits in respect of, or accelerate (or commit to accelerate) the funding, vesting or payment of any compensation or benefit for, any current or former independent contractor, director or employee of the Company or any of its Subsidiaries, (F) grant any new equity or equity-based compensation or benefits in respect of any current or former independent contractor, director or employee of the Company or any of its Subsidiaries, or (G) except as provided under clause (B), enter into, adopt, amend, terminate or increase the coverage or benefits available under any Company Benefit Plan (or other compensation or benefit plan, program, agreement or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement), other than, in the case of this clause (G), changes made in the ordinary course of business in conjunction with annual renewals of group welfare benefits;
(iv)    shall not, and shall not permit any of its Subsidiaries to, (a) hire or engage any Person, in each case, with an annual base salary or wages (or, in the case of non-employee service providers, equivalent compensation), of $250,000 or more, or (b) promote or terminate (without cause), furlough, or temporarily layoff any employee or independent contractor at the level of Vice President or above (or, in the case of non-employee service providers, compensation of $250,000 or more);

(v)    shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or SEC rule or policy;
(vi)    shall not adopt any amendments to the Company’s or any of its Subsidiaries’ certificate of incorporation or bylaws or any other similar organizational document other than immaterial amendments to such organizational documents of the Company’s Subsidiaries;
(vii)    except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, assign, pledge, transfer, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership or equity or equity-based interests in the Company or any Subsidiaries of the Company or any securities convertible into, exercisable for, exchangeable or measured by reference to for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested Company Equity Award (except as required by the express terms of any such Company Equity Award outstanding on the date of this Agreement or entered into following the date of this Agreement in accordance with Section 5.1(b)(vii) of the Company Disclosure Schedules), other than (A) issuances of shares of Company Common Stock in respect of any exercise of or settlement of Company Equity Awards in accordance with the terms of such Company Equity Award, (B) any Permitted Liens, and (C) as required by the existing terms of the Company ESPP;
(viii)    except for transactions solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, adjust, reclassify, combine, split, subdivide, purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Company Common Stock from a holder of Company Equity Awards upon the vesting, settlement or sale thereof in satisfaction of withholding obligations or, in the case of Company Options, in payment of the exercise price thereof in accordance with the existing terms of such Company Equity Award;
(ix)    shall not, and shall not permit any of its Subsidiaries to, incur, amend, refinance, prepay, assume, guarantee or become liable for, any indebtedness for borrowed money, except for (A) any indebtedness solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) guarantees or credit support provided by the Company or any of its wholly owned Subsidiaries for indebtedness of the Company or any of its wholly owned Subsidiaries, to the extent such indebtedness is (1) in existence on the date of this Agreement and made available to Parent prior to the date hereof or (2) incurred in compliance with this Section 5.1(b)(ix), in the ordinary course of business, and (C) indebtedness incurred in accordance with revolving credit agreements in effect prior to the execution of this Agreement; provided that any indebtedness incurred pursuant to this Section 5.1(b)(ix) shall permit the full refinancing thereof without penalty or fees at the Closing and cannot otherwise interfere with the Financing;
(x)    shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or subject to any Lien (other than Permitted Liens), or otherwise dispose of, any portion of its material properties or assets, including the capital stock of its Subsidiaries, in each case in excess of $75,000 individually or $500,000 in the aggregate, other than (except for the capital stock of its Subsidiaries) (A) sales of the Company’s products or services in the ordinary course of business, (B) non-exclusive licenses of Company Intellectual Property that are permitted by clause (xxiii) of this Section 5.1(b), (C) dispositions of surplus or obsolete equipment in the ordinary course of business and (D) transactions solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries;
(xi)    shall not, and shall not permit any of its Subsidiaries to, (A) terminate, modify, assign, amend or expressly waive any claims, benefits or rights under any Company Material Contract in any material respect in a manner that is adverse to the Company and its Subsidiaries, taken as a whole, in each case, other than in the ordinary course or business or as otherwise contemplated by this Section 5.1(b), or (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, other than Company Material Contracts that (1) are not of the type contemplated in Section 3.18(a)(ii), Section 3.18(a)(xii)(B) (with respect to cloud computing services agreements with an aggregate value in excess of $5,000,000), Section 3.18(a)(xii)(C) (to the extent such agreements are for an aggregate value in excess of $5,000,000) or Section 3.18(a)(xvii)(A), (B) or (D) and (2) are entered into in the ordinary course of business (including automatic renewals of Contracts in the ordinary course of business with vendors, customers and partners if in existence as of the date of this Agreement);
(xii)    shall not, and shall not permit any of its Subsidiaries to, settle, pay, discharge or satisfy any pending or threatened Action, other than any such Action that solely involves a monetary settlement resulting in the payment of damages not in excess of $250,000 individually or $2,000,000 in the aggregate, except with respect to Shareholder Litigation, which shall be governed by Section 6.16, and any Action related to dissenters’ rights which shall be governed by Section 1.4(d);
(xiii)    shall not, and shall not permit any of its Subsidiaries to, make or authorize any capital expenditures other than capital expenditures (A) not in excess of $1,000,000 individually or $3,000,000 in the aggregate in any 12-month period or (B) as otherwise contemplated by the capital expenditure budget set forth in Section 5.1(b)(xiii) of the Company Disclosure Schedules;
(xiv)    shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan or arrangement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except for any such transactions solely between or among the Company’s Subsidiaries or solely between or among any of the Company’s Subsidiaries and the Company;
(xv)    shall not, and shall not permit any of its Subsidiaries to (A) make any entity Tax classification election or other material Tax election, (B) surrender any claim for a refund of material Taxes, (C) enter into any closing agreement with respect to material Taxes, (D) file a material amended Tax Return, (E) settle or compromise any material Tax Liability or any audit or proceeding relating to material Taxes, (F) request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment in respect of material Taxes (other than pursuant to customary extensions of the due date to file a Tax Return obtained in the ordinary course of business), or (G) knowingly fail to pay any material Tax that becomes due and payable (including estimated tax payments);
(xvi)    shall not, and shall not permit any of its Subsidiaries to make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any corporation, partnership or other business organization or material assets or division thereof, in each case, except for (A) purchases of inventory and supplies in the ordinary course of business or pursuant to existing Contracts in effect as of the date hereof; or (B) capital expenditures that are permitted under Section 5.1(b)(xiii));
(xvii)    shall not, and shall not permit any of its Subsidiaries to, negotiate, enter into, adopt, extend, amend or terminate or agree to any Collective Bargaining Agreement or similar agreement with any labor organization;
(xviii)    shall not, and shall not permit any of its Subsidiaries to, recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;
(xix)    shall not, and shall not permit any of its Subsidiaries to, implement or announce any employee layoffs, facility closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions, in each case, that would reasonably be expected to implicate notification requirements pursuant to the WARN Act or implicate labor protection payments under any Collective Bargaining Agreement;
(xx)    shall not, and shall not permit any of its Subsidiaries to, expressly waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Company or any of its Subsidiaries;
(xxi)    shall not, and shall not permit any of its Subsidiaries to, engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;
(xxii)    shall not make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) extensions of credit to customers pursuant to the terms of a Contract entered into prior to the date of this Agreement, (B) advances to directors, officers and other employees for reasonable and documented out-of-pocket travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with the Company’s policies related thereto, or (C) loans, advances or capital contributions to, or investments in, direct or indirect wholly owned Subsidiaries of the Company;
(xxiii)    shall not, and shall not permit any of its Subsidiaries to, dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise), or otherwise sell, assign, transfer, license, abandon, permit to lapse or otherwise dispose of or subject to any Lien (or in the case of Trade Secrets, disclose), any Company Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than (A) non-exclusive licenses of Intellectual Property granted by the Company and its Subsidiaries in the ordinary course of business, (B) the disclosure of any Trade Secrets in the ordinary course of business pursuant to confidentiality obligations or (C) the expiration of Company Intellectual Property at the end of its maximum statutory term;
(xxiv)    shall not intentionally disclose, make available, deliver, or license or place into escrow, any source code owned by the Company or any of its Subsidiaries with respect to Software that is material to the business of the Company and its Subsidiaries, taken as a whole, except (1) to the extent any such disclosure, license or placement is required by an existing Contract as of the date hereof or (2) to the extent such source code is released as Open Source Software in the ordinary course of business (which shall not include the release of source code (x) related to (or developed for) a Company Product that is not released as Open Source Software as of the date hereof other than contributions of modifications of Software that is Open Source Software as of the date hereof or (y) under a “copyleft” or similar software license that requires the licensing or availability of any such source code);
(xxv)    shall not, and shall not permit any of its Subsidiaries to, enter into any new material line of business;
(xxvi)    shall not, and shall not permit any of its Subsidiaries to, modify in any material respect any of its policies related to Privacy Obligations, or any administrative, technical or physical safeguards related to privacy or data security, except (A) to remediate any security issue, (B) to enhance data security or integrity, (C) to comply with applicable Laws or (D) as otherwise directed or required by a Governmental Entity;
(xxvii)    shall not (A) purchase any real property; (B) enter into any new lease agreement with respect to real property that is not leased by the Company or one of its Subsidiaries as of the date hereof; or (C) with respect to any Lease in effect on the date hereof, (1) expressly waive, release, assign, or sublease any material rights or claims thereunder, (2) amend or modify the terms thereof, (3) terminate such Lease (other than as a result of expiration of the then-existing term), (4) extend the term thereof, as in effect on the date hereof, or (5) grant any express waiver or give any express consent thereunder; and
(xxviii)    shall not, and shall not permit any of its Subsidiaries to, authorize, commit or agree to, or to enter into any agreement, in writing or otherwise, to take any of the foregoing actions;
(c)    Nothing contained in this Section 5.1 or elsewhere in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, without limiting or modifying the restrictions set forth in Section 5.1(a) and Section 5.1(b), the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.
Section 5.2    Conduct of Business of Parent and Merger Sub. From the date of this Agreement until the earlier of (a) the Termination Date and (b) Effective Time, Parent and Merger Sub shall not, and shall not permit Vista Equity Partners Fund VIII, L.P. or Blackstone Capital Partners IX L.P. to acquire or agree to acquire by merger or consolidation with, or by purchasing a portion of the assets of or equity in, any person (a “Specified Acquisition”), in each case, that requires any filing pursuant to the HSR Act or other Antitrust and Foreign Investment Law (other than with respect to the transactions contemplated by this Agreement), if the entering into a definitive agreement relating to, or the consummation of such a Specified Acquisition, would reasonably be expected to prevent, materially delay or materially impede the obtaining of the expiration or termination of the waiting period under the HSR Act applicable to the Merger and the receipt of Consents (or expiration of applicable waiting periods) of the Governmental Entities set forth on Schedule 2.2(a)(ii), including by (i) imposing any material delay in the obtaining of, or materially increasing the risk of not obtaining, any consent of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Entity seeking or entering an order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated hereby or (iii) materially increasing the risk of not being able to remove any such order on appeal or otherwise.

ARTICLE 6
ADDITIONAL COVENANTS AND AGREEMENTS
Section 6.1    Go-Shop Period; No Solicitation.
(a)    Go Shop; No Solicitation or Negotiation. Notwithstanding anything to the contrary set forth in this Agreement but subject to Section 6.1(d), during the period (the “Go-Shop Period”) beginning on the date of this Agreement and continuing until 11:59 p.m., Pacific time, on November 8, 2024 (the “No-Shop Period Start Date”), the Company and its Affiliates and their respective Representatives (including its financial advisor and outside legal counsel) shall have the right to, solely with respect to any Person that is not a No-Shop Party: (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Alternative Acquisition Proposal; (ii) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement, furnish to any Person (and its Representatives subject to the terms and obligations of such Acceptable Confidentiality Agreement applicable to such Person) any non-public information relating to the Company or its Subsidiaries or afford to any such Person (and such Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to an Alternative Acquisition Proposal; provided that the Company will promptly (and in any event within 24 hours) make available to Parent any such non-public information concerning the Company or its Subsidiaries that is provided to any such Person or its Representatives that was not previously provided to Parent or its Representatives; and (iii) participate or engage in discussions or negotiations with any such Person (and such Representatives) with respect to an Alternative Acquisition Proposal. Subject to the terms of Section 6.1(b), (a) from the execution of this Agreement to the earlier to occur of the Termination Date and the Effective Time with respect to any No-Shop Party and (b) from the No-Shop Period Start Date until the earlier to occur of the Termination Date and the Effective Time with respect to any other Person, the Company will, and shall cause its Affiliates and Representatives to, cease and cause to be terminated any discussions or negotiations with such Person and their Representatives, promptly request the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any such No-Shop Party or any other Person who entered into a confidentiality agreement during the Go-Shop Period with respect to its consideration of an Alternative Acquisition Proposal, cease providing any further information with respect to the Company or any Alternative Acquisition Proposal to any such Person or its Representatives and terminate all access granted to any such Person and its Representatives to any physical or electronic data room. Subject to the terms of Section 6.1(b), (a) from the execution of this Agreement to the earlier to occur of the Termination Date and the Effective Time with respect to any No-Shop Party and (b) from the No-Shop Period Start Date until the earlier of the Termination Date and the Effective Time with respect to any other Person, the Company and its Subsidiaries will not, and will not instruct, authorize or knowingly permit any of its Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (ii) furnish to any such Person (other than to Parent or any designees of Parent) any non-public information relating to the Company or its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its Subsidiaries (other than Parent or any designees of Parent), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition

Proposal or any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (iv) approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (v) negotiate or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Alternative Acquisition Proposal, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); or (vi) authorize or commit to do any of the foregoing. From the date of this agreement until the earlier of (x) the date on which the Company Shareholder Approval is obtained and (y) Termination Date, the Company will not be required to enforce, and will, if requested, be permitted to waive, any provision of any standstill or confidentiality agreement, in each case, solely to the extent that the Company Board has determined in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law.
(b)    Superior Proposals. Notwithstanding anything to contrary set forth in this Section 6.1 (but subject to the provisos in this Section 6.1(b)), and without limitation to the rights of the Company pursuant to Section 6.1(a), at any time from the date hereof until the Company’s receipt of the Company Shareholder Approval, the Company and the Company Board may, directly or indirectly through one or more of their Representatives (including its financial advisor and outside legal counsel), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company an Alternative Acquisition Proposal after the date of this Agreement that did not result from a breach of Section 6.1, and otherwise facilitate such Alternative Acquisition Proposal or assist such Person (and its Representatives) with such Alternative Acquisition Proposal (in each case, if requested by such Person); provided, that prior to and as a condition precedent to taking such actions, the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Alternative Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to or result in a Superior Proposal and the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 6.1(b) would be inconsistent with its fiduciary duties pursuant to applicable Law; provided further, that the Company will promptly (and in any event within 24 hours) make available to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to Parent.
(c)    No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 6.1(d), at no time after the date hereof may the Company Board (or a committee thereof):
(i)    (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Recommendation in a manner adverse to Parent; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Alternative Acquisition Proposal; (C) following the public announcement of an Alternative Acquisition Proposal, fail to publicly reaffirm the Company Recommendation within 10 Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two occasions with respect to any Alternative Acquisition Proposal); (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer within 10 Business Days after commencement thereof, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); or (E) fail to include the Company Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination by the Company Board that an Alternative Acquisition Proposal constitutes a Superior Proposal or (2) the delivery by the Company to Parent of any notice contemplated by Section 6.1(d) will, in and of itself, constitute a Recommendation Change; or
(ii)    cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.
(d)    Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Shareholder Approval:
(i)    the Company Board (or a committee thereof) may effect a Recommendation Change pursuant to clause (A), (C) or (E) of Section 6.1(c)(i) only in response to any material event or development or material change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, that was (A) not actually known to, or reasonably foreseeable to, the Company Board as of the date of this Agreement (or if known or reasonably foreseeable to the Company Board as of the date of this Agreement, the material consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement), which became known to the Company Board after the date of this Agreement but prior to the Company Shareholder Approval; and (B) does not relate to (a) any Alternative Acquisition Proposal; (b) the mere fact, in and of itself, that the Company meets or exceeds any internal or published or third-party projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date hereof in the market price or trading volume of the Company Class A Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (b) may be considered and taken into account); or (c) any change resulting primarily from a breach of this Agreement by the Company or its Subsidiaries (each such event, an “Intervening Event”), if the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law and if and only if:
(1)    the Company has provided prior written notice to Parent at least four Business Days in advance (a “Intervening Event Notice Period”) to the effect that the Company Board (or a committee thereof) (A) so determined; and (B) resolved to effect a Recommendation Change pursuant to this Section 6.1(d)(i), which notice will specify the applicable Intervening Event in reasonable detail and the rationale for the Recommendation Change; and
(2)    prior to effecting such Recommendation Change, the Company and its Representatives, during such Intervening Event Notice Period, must have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby, and after taking into account any revisions to the terms of this Agreement and the other documents contemplated hereby proposed by Parent, the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that the failure to make a Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable Law; and (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); provided, however, that in the event of any material changes to the facts and circumstances relating to such Intervening Event, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.1(d)(i) with respect to such new written notice (it being understood that the “Intervening Event Notice Period” in respect of such new written notice will be three (3) Business Days); or
(ii)    if the Company has received a bona fide written Alternative Acquisition Proposal, whether during the Go-Shop Period or after the No-Shop Period Start Date, that the Company Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Company Board may (A) effect a Recommendation Change with respect to such Alternative Acquisition Proposal; or (B) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:
(1)    the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law;
(2)    the Company, and its Subsidiaries, and its Representatives have complied in all material respects with their obligations pursuant to this Section 6.1 with respect to such Alternative Acquisition Proposal, and the Alternative Acquisition Proposal did not, directly or indirectly, principally arise out of a material breach of this Section 6.1;
(3)    (i) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a bona fide written Alternative Acquisition Proposal that has not been withdrawn; (B) concluded in good faith (after consultation with its financial advisor and legal counsel) that such Alternative Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Recommendation Change or to terminate this Agreement pursuant to this Section 6.1(d)(ii) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such Recommendation Change or termination, including the identity of the Person or “group” of Persons making such Alternative Acquisition Proposal, the status of discussions relating to such Alternative Acquisition Proposal, the material terms and conditions thereof and unredacted copies of such Alternative Acquisition Proposal and all written requests, proposals, offers, agreements and other relevant documents (including, among others, all financing commitments) relating to such Alternative Acquisition Proposal; (ii) prior to effecting such Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have (x) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation) and (y) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby so that such Alternative Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that in the event of any change to the form or amount of consideration or any other material revisions, updates or supplements to such Alternative Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.1(d)(ii)(3) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be three Business Days); and (iii) at the end of the applicable Notice Period, the Company Board (or a committee thereof) concludes in good faith (after taking into account any revisions to the terms and conditions of this Agreement and the other documents contemplated hereby proposed by Parent) that such Alternative Acquisition Proposal remains a Superior Proposal and that failing to effect a Recommendation Change or terminate this Agreement pursuant to Section 6.1(d)(ii) would be inconsistent with its fiduciary duties pursuant to applicable Law; and
(4)    solely in the event of any termination of this Agreement in order to cause or permit the Company or its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Alternative Acquisition Proposal which constitutes a Superior Proposal under sub-clause (B) of this Section 6.1(d)(ii), the Company will have validly terminated this Agreement in accordance with Section 7.1(c)(iii), including with respect to complying with its obligation to pay the Company Termination Fee in accordance with Section 7.3(a).
(e)    Notice. From the date of this Agreement until the Termination Date, the Company will promptly (and, in any event, within 24 hours from the receipt thereof) notify Parent in writing if any inquiries, offers or proposals that constitute, or that would reasonably be expected to lead to or result in, an Alternative Acquisition Proposal are received by the Company or any of its Representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives with respect to an Alternative Acquisition Proposal, or that would reasonably be expected to lead to or result in an Alternative Acquisition Proposal. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals; and (ii) a summary of the material terms and conditions of such offers or proposals. Thereafter, the Company must keep Parent reasonably informed on a prompt basis of any material developments (including all amendments or proposed amendments, whether or not in writing, and unredacted copies of any written documentation reflecting such modification or proposed modification) regarding any Alternative Acquisition Proposals and any material discussions or negotiations thereof.
(f)    Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 6.1; or (iv) making any disclosure to the shareholders of the Company (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board (or a committee thereof) has determined to make in good faith in order to comply with applicable Law, regulation or stock exchange rule or listing agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 6.1, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Recommendation Change other than in accordance with Section 6.1(d). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof), to the extent required by Law, that solely describes the Company’s receipt of an Alternative Acquisition Proposal, the identity of the Person making such Alternative Acquisition Proposal, and the material terms of such

Alternative Acquisition Proposal will not, in and of itself, be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Recommendation; (B) an adoption, approval or recommendation with respect to such Alternative Acquisition Proposal; or (C) a Recommendation Change, in each case, so long as the Company Board (or a committee thereof), expressly reaffirms the Company Recommendation in such public statement.
(g)    Breach by Representatives. The Company agrees that any breach of this Section 6.1 by any director, officer or other Representative of the Company (other than a consultant or an employee of the Company who is not an officer of the Company) will be deemed to be a breach of this Section 6.1 by the Company. The Company will not authorize, direct or knowingly permit any consultant or employee of the Company to breach this Section 6.1, and upon becoming aware of any breach or threatened breach of this Section 6.1 by a consultant or employee of the Company, shall use its reasonable best efforts to stop such breach or threatened breach.
Section 6.2    Notices. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated herein, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent, (b) any Actions commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby and (c) in the case of the Company, any event, development, change, effect, fact, circumstance or occurrence that would reasonably be expected to have a Company Material Adverse Effect or is reasonably likely to result in any of the conditions set forth in Section 2.2 not being able to be satisfied prior to the End Date; provided that the delivery of any notice pursuant to this Section 6.2 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice. The Parties agree and acknowledge that the Company’s, on the one hand, and Parent’s, on the other hand, compliance or failure of compliance with this Section 6.2 shall not be taken into account for purposes of determining whether the condition referred to in Section 2.2(b)(i) or Section 2.2(c)(i), respectively, shall have been satisfied with respect to performance in all material respects with this Section 6.2.
Section 6.3    Company Shareholder Approval.
(a)    The Company shall prepare and, as promptly as reasonably practicable (but in no event later than twenty (20) Business Days) after the date hereof, file with the SEC the preliminary Proxy Statement. Parent shall reasonably cooperate with the Company in the preparation of the Proxy Statement and furnish all information concerning Parent and Merger Sub that is required by the Exchange Act in connection with the preparation of the Proxy Statement. Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to the filing of the Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to the shareholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on such document or response, and the Company shall consider in good faith any comments proposed by Parent or its counsel. The Company shall respond promptly to any comments from the SEC or the staff of the SEC with respect to the Proxy Statement (or any amendment or supplement thereto). The Company shall notify Parent promptly of the receipt of any comments or substantive communications (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act. If at any time prior to the Company Shareholder Meeting (or any adjournment or postponement thereof) (i) any information provided by Parent to the Company relating to Parent or Merger Sub or any of their respective officers or directors, is discovered by Parent (solely with respect to information relating to Parent or Merger Sub or any of their respective officers or directors) or (ii) the Company discovers that the Proxy Statement otherwise contains information that, in each case, (A) has become false and misleading and (B) the correction of which would require, in accordance with the Exchange Act, that an amendment or supplement to the Proxy Statement be filed with the SEC, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then either Parent or the Company, as applicable, shall promptly notify the other Party of such discovery, and the Company shall promptly file an amendment or supplement to the Proxy Statement to correct such information and, to the extent required by applicable Law, disseminate such Proxy Statement to the shareholders of the Company, provided, that except in connection with a Recommendation Change, no amendment or supplement to the Proxy Statement will be made by the Company and filed with the SEC unless the Company shall have provided Parent and its counsel with a reasonable opportunity to review and comment on such amendment or supplement, and the Company shall consider in good faith any comments thereon proposed by Parent or its counsel. The Company shall cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable (and in no event more than three Business Days) after the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement (which resolution will be deemed to occur if the SEC has not affirmatively notified the Company prior to the end of the tenth (10th) calendar day after filing the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement, the “Clearance Date”).
(b)    The Company shall (i) conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act as soon as practicable after the date hereof and (ii) subject to the terms of Section 6.1(d), take all action necessary in accordance with applicable Law (including the WBCA), NYSE requirements and the certificate of incorporation and bylaws of the Company to set a record date for, duly give notice of, convene and hold a meeting of its shareholders following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholder Meeting”) as soon as reasonably practicable following the Clearance Date and, subject to the terms of Section 6.3(c), in any event no later than forty-five (45) days following the Clearance Date. Once established, the Company shall not change the record date for the Company Shareholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned) or as otherwise required by applicable Law (including any requirement of Law in connection with any rescheduling, postponement or adjournment of the Company Shareholder Meeting that is permitted hereunder). Unless the Company shall have made a Recommendation Change in accordance with Section 6.1(d), the Company shall include the Company Recommendation in the Proxy Statement and shall solicit, and use its reasonable best efforts to obtain, the Company Shareholder Approval at the Company Shareholder Meeting (including by soliciting proxies in favor of the adoption of this Agreement).
(c)    The Company shall cooperate with and keep Parent reasonably informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its shareholders. The Company may adjourn or postpone the Company

Shareholder Meeting (i) as required by applicable Law, including any order or a request from the SEC or its staff (as determined in good faith by the Company Board, after consultation with its outside legal counsel), (ii) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required under applicable Law to be filed and disseminated within a reasonable amount of time in advance of the Company Shareholder Meeting, (iii) if as of the time that the Company Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting (it being understood that the Company may not postpone or adjourn the Company Shareholder Meeting for more than 20 calendar days in total pursuant to this clause (iii) without Parent’s prior written consent), (iv) if the Company reasonably determines in good faith that the Company Shareholder Approval is unlikely to be obtained (it being understood that the Company may not postpone or adjourn the Company Shareholder Meeting for more than 20 calendar days in total pursuant to this clause (iv) without Parent’s prior written consent), (v) if requested by Parent in order to allow additional time for the solicitation of votes in order to obtain the Company Shareholder Approval (it being understood that the Company shall not be required to postpone or adjourn the Company Shareholder Meeting for more than 20 calendar days in total pursuant to this clause (v)) or (vi) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s shareholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the shareholders of the Company at the Company Shareholder Meeting.
Section 6.4    General Efforts to Complete Merger. Subject to the terms and conditions set forth in this Agreement (including any different standard set forth herein with respect to any covenant or obligation of any Party, including with respect to Antitrust and Foreign Investment Laws, which are the subject of Section 6.5), each of the Parties hereto shall use its reasonable best efforts to take (or cause to be taken) all actions, and promptly do (or cause to be done), and to assist and cooperate with the other Party or Parties in doing (or causing to be done) all things, in each case that are necessary, proper or advisable under applicable Laws or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement (subject to the terms of this Agreement) and in any event prior to the End Date, including (i) delivering all required notices and using reasonable best efforts to obtain all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods (collectively, “Consents”), including the Company Approvals and the Parent Approvals, in each case, from Governmental Entities, and making all necessary registrations and filings and using reasonable best efforts to obtain approvals, clearances or waivers from, or to avoid an action or proceeding by, any Governmental Entity, (ii) using reasonable best efforts to obtain, upon the request of Parent, all necessary Consents from counterparties to any of the Company Material Contracts listed on Schedule 3.4(b) of the Company Disclosure Schedule, (iii) defending any Actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement or actions taken by the Company, Parent, Merger Sub or any of their Affiliates in connection with this Agreement and the transactions contemplated hereby, including by resisting, appealing, and using reasonable best efforts to obtain consent pursuant to, resolve or lift, as applicable, any injunction or other Order enjoining or prohibiting the consummation of the Merger, and (iv) executing and delivering any additional instruments necessary to consummate the Merger and other transactions contemplated by this Agreement; provided, however, that in no event shall the Company or any of its Subsidiaries or Parent or any of its Subsidiaries

be required to pay (and without the consent of Parent, none of the Company nor any of its Subsidiaries shall pay or agree to pay) prior to the Effective Time any fee, penalty or other consideration to any third party for any Consent required for or triggered by the consummation of the transactions contemplated by this Agreement under any contract or agreement or otherwise. For the avoidance of doubt, to the extent any of the requirements or terms of this Section 6.4 conflict with the requirements or terms of Section 6.4, then the terms of Section 6.4 shall control and nothing in this Section 6.4 shall modify or supersede any of the obligations, limitations and/or restrictions set forth in Section 6.4; provided, however, that this Section 6.4 shall not require any Party to take any action related to any Antitrust and Foreign Investment Laws that is not expressly required by Section 6.5.
Section 6.5    Governmental Approvals.
(a)    Subject to the terms and conditions herein provided and without limiting the generality of Section 6.5, the Company and its Subsidiaries and Parent and its Subsidiaries (including Merger Sub) shall each use its reasonable best efforts to (i) promptly, but in no event later than ten (10) Business Days after the date of this Agreement, file any and all required notification and report forms under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act as soon as reasonably practicable after the date of this Agreement, (ii) as soon as reasonably practicable after the date hereof file any and all notification and report forms required under other applicable Antitrust and Foreign Investment Laws in the jurisdictions set forth in Section 2.2(a)(ii) of the Company Disclosure Schedules, with respect to the Merger and the other transactions contemplated by this Agreement, and use their reasonable best efforts to obtain clearances or approvals or cause the expiration or termination of any applicable waiting periods under applicable Antitrust and Foreign Investment Laws as soon as reasonably practicable after the date of this Agreement, (iii) cooperate with each other in promptly making all such filings and submissions and timely obtaining all such Consents, and shall not (and shall permit any of their respective Affiliates, as applicable, to) withdraw any filing, or commit to or agree with any Governmental Entity to stay, toll, or extend, any applicable waiting period or enter into any similar timing agreement, without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed) or (iv) promptly make an appropriate response to any request by a Governmental Entity for any additional information or documents pursuant to any Law. Notwithstanding anything to the contrary contained in this Agreement, and in furtherance and not in limitation of the foregoing, Parent and Merger Sub shall use reasonable best efforts to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust and Foreign Investment Laws or (y) avoid the entry of any decree, order or judgment that would prevent, prohibit, restrict or delay the consummation of the contemplated transactions, so as to enable the Parties to close the contemplated transactions as soon as reasonably practicable (but in no event later than the End Date). In the event that any information in the filings submitted pursuant to this Section 6.5 or any such supplemental information furnished in connection therewith is deemed confidential by either Party, the Parties shall maintain the confidentiality of the same, and the Parties shall seek authorization from the applicable Governmental Entity to withhold such information from public view. Notwithstanding anything in this Agreement to the contrary, nothing in Section 6.4 or this Section 6.5 shall require or obligate Parent, Merger Sub, or any of Parent’s Affiliates or Subsidiaries to take any action with respect to any of Parent’s Affiliates (excluding Parent and Merger Sub), including (x) Blackstone Inc. (“Blackstone”) and Vista Equity Partners Management, LLC (“Vista”) and any investment funds or investment vehicles affiliated with, or managed and advised by, Blackstone or Vista, and (y) any portfolio company (as such term is commonly understood in the private equity industry) or investment of Blackstone or Vista or of any such investment funds or investment vehicles, or any interests therein).

(b)    The Company, Parent and Merger Sub shall use reasonable best efforts to cooperate and consult with each other in connection with the making of all registrations, filings, notifications, substantive written or oral communications and submissions pursuant to this Section 6.5, and, subject to applicable Law and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of (or, in the case of oral communications, advise the other party of) notices or other substantive communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed notifications or filings (except for those pursuant to Antitrust and Foreign Investment Laws) and any substantive written or oral communications or submissions to any Governmental Entity; provided, however, that any Party hereto may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties hereto under this Section 6.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside counsel, economists and consultants of the recipient Party without approval of the Party providing such materials, and the recipient Party shall cause such outside counsel, economists and consultants not to disclose such materials or information to any employees, officers, directors or other Representatives of the recipient Party or its Affiliates, unless express written permission is obtained in advance from the Party providing such materials. Notwithstanding anything to the contrary, materials provided pursuant to this Section 6.5 may be redacted (i) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements and (iii) as necessary to address reasonable privilege or confidentiality concerns. Each of the Company, Parent and Merger Sub (A) agrees not to participate in any meeting or discussion, either in person or by telephone or videoconference, with any Governmental Entity in connection with the proposed transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate; and (B) in the event one such Party is prohibited by the applicable Governmental Entity from participating or attending any such meeting or discussion, the attending Party agrees to keep such non-participating Party reasonably apprised with respect thereto.
(c)    In furtherance and not in limitation of the other covenants of the parties contained in this Section 6.5, but subject to Section 6.5(a), if any administrative or judicial action or proceeding, including any proceeding brought by any Governmental Entity or by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Company, Parent and Merger Sub shall (i) contest and resist any such Action or proceeding, (ii) seek to have vacated, lifted, reversed or overturned any Action, decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement and (iii) reasonably cooperate in all respects with each other with respect to the foregoing clauses (i) and (ii).
Section 6.6    Parent Financing.
(a)    Parent and Merger Sub shall (i) use their reasonable best efforts to take, or cause to be taken, as promptly as practicable after the date hereof, all actions and to do, or cause to be done, all things necessary to arrange, obtain and consummate the Financing on the Closing Date in accordance with the Definitive Financing Agreements (as defined below), including using reasonable best efforts to (A) maintain in full force and effect the Financing Commitments, (B) satisfy on a timely basis (or obtain the waiver of) all conditions to funding set forth in the Debt Financing Commitments that are to be satisfied by Parent and to consummate the Financing at or prior to the Closing, and (C) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Financing Commitments (or on terms that, are otherwise acceptable to Parent or Merger Sub and that would not violate Section 6.6(d)), in each case, which terms shall not in any respect expand on, or add to, the conditions to the funding of the Financing at the Closing or reduce the aggregate amount of the Financing available to be funded at the Closing below the amount required to fund the Financing Uses (net of all available Company cash on hand at the time of Closing) (such definitive agreement, the “Definitive Financing Agreements”) prior to the Closing Date and (ii) comply with their obligations under the Financing Commitments and Definitive Financing Agreements and enforce their rights under the Financing Commitments if and to the extent necessary to consummate the transactions contemplated herein. Parent shall obtain the Equity Financing contemplated by the Equity Financing Commitments upon satisfaction or waiver of the conditions to Closing in Section 2.2(a) or Section 2.2(b) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). Upon reasonable request by the Company, Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing (or Alternative Financing).
(b)    In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments for any reason, or to the extent that Parent reasonably believes in good faith that it will not have funds available on the Closing Date that are sufficient (together with all available Company cash on hand at the time of Closing) to enable it to fund the Financing Uses in full, (i) Parent shall promptly notify the Company in writing and (ii) Parent and Merger Sub shall use, and shall cause each Guarantor to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange to obtain alternative financing from alternative sources (the “Alternative Financing”) in an amount, when added to the portion of the Financing that is and remains available to Parent, sufficient to consummate the transactions contemplated by this Agreement and pay all Financing Uses, and to obtain and provide the Company with a copy of, the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment”), which Alternative Financing Commitment would not (x) include or add any conditions to funding the Debt Financing that are not contained in the Debt Financing Commitments or (y) reasonably be expected to prevent, impede or delay the consummation of the Debt Financing or such Alternative Financing or the transactions contemplated by this Agreement; provided that, notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub shall not be required to (i) pay any additional fees, bear material original issue discounts or incur an increase in pricing relative to the pricing or fee terms of the Debt Commitment as in effect on the date of this Agreement, taking into account any flex terms, or (ii) seek equity financing from any Person other than the Equity Investors or in an amount in excess of the Equity Financing contemplated by the Equity Commitment as of the date hereof. As applicable, references in this Agreement (other than with respect to representations in this Agreement made by Parent that speak as of the date hereof) (A) to Financing or Debt Financing shall include any such Alternative Financing, (B) to the Financing Commitments or Debt Financing Commitments shall include any such Alternative Financing Commitments and (C) to Definitive Financing Agreements shall include the definitive documentation relating to any such Alternative Financing. Parent shall, promptly upon request, deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent and Merger Sub with any portion of the Financing necessary to fund the Financing Uses (in each case, redacted with respect to fee amounts).

(c)    Without limiting the generality of Section 6.6(b), Parent shall promptly (and in any event within two Business Days) notify the Company in writing of the occurrence of any of the following, in each case to the extent Parent has actual Knowledge thereof: (i) termination, withdrawal, repudiation, rescission, cancellation or expiration of any Financing Commitment, (ii) any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) under any Financing Commitment by any party to such Financing Commitment, (iii) receipt by any of Parent, Merger Sub or any of their respective Affiliates or Representatives of any written notice or other written communication from any Debt Financing Source, any lender or any other Person with respect to any (A) actual, threatened or alleged material breach, default, termination, withdrawal, rescission or repudiation by any party to any Financing Commitment or any provision of any Financing Commitment (including any proposal by any Debt Financing Source, lender or other Person to withdraw, terminate, repudiate, rescind or make a material change in the terms of (including the amount of necessary to fund the Financing Uses by) any Financing Commitment) or (B) material dispute or disagreement between or among any parties to any Financing Commitment with respect to their obligation to fund the Financing on the Closing Date or (iv) if for any reason Parent in good faith believes that it is likely that it will not be able to obtain all or any portion of the Financing in the manner or from the sources contemplated by the Financing Commitments. As soon as reasonably practicable, but in any event within two Business Days, Parent shall provide the Company with any and all reasonably requested information in its possession or obtain thereby relating to any circumstance referred to in this Section 6.6(c).
(d)    Parent, Merger Sub and the Guarantors shall not (without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed) permit or consent to or agree to (i) any amendment, restatement, replacement, supplement, termination, reduction or other modification or waiver of any condition, provision or remedy under, the Equity Financing Commitments (other than to increase the amount of Equity Financing available thereunder), (ii) any amendment, restatement, replacement, supplement, termination, reduction or other modification or waiver of any provision or remedy under, the Debt Financing Commitment or Definitive Financing Agreement solely to the extent that such amendment, restatement, supplement, termination, reduction, modification or waiver would reasonably be expected to, in each case, in a manner materially adverse to the Company, (A) impose new or additional conditions precedent to the funding of the Debt Financing or would otherwise adversely change, amend, modify or expand any of the conditions precedent to the funding of the Debt Financing, (B) impair, delay or prevent the availability of all or a portion of the Debt Financing or the consummation of the transactions contemplated by this Agreement, (C) reduce the aggregate cash amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) or (D) otherwise materially adversely affect the ability of the Parent to enforce its rights under the Debt Financing Commitments or to consummate the transactions contemplated by this Agreement or the timing of the Closing, including by making the funding of the Financing less likely to occur; or (iii) the early termination of the Financing Commitments or any Definitive Financing Agreement unless an Alternative Financing Commitment satisfying the terms of a permissible amendment pursuant to this Section 6.6(d) is concurrently entered into or the proceeds of such Financing Commitments are not necessary to fund the Financing Uses on the Closing Date; provided, however, for the avoidance of doubt and notwithstanding, anything to the contrary contained herein, Parent and Merger Sub may amend, replace, supplement and/or modify the Debt Financing Commitments (x) solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Financing Commitments as of the date hereof and, in connection therewith, (y) reallocate the commitments and economic percentages with respect to the appointment of such additional lenders, purchasers, investors, lead arrangers, bookrunners, syndication agents or other financing sources or (z) otherwise modify or replace the Debt Financing Commitments to the extent such amended or replaced Debt Financing Commitments would not violate the terms of this Section 6.6(d). Parent shall furnish to the Company a copy of any amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to the Debt Financing Commitments or the Definitive Financing Agreements promptly upon execution thereof. For purposes of this Agreement (other than with respect to representations in this Agreement made by Parent that speak as of the date hereof), references to the “Debt Financing Commitment” shall include such document as permitted or required by this Section 6.6 to be amended, restated, replaced, supplemented or otherwise modified or waived, in each case from and after such amendment, restatement, replacement, supplement or other modification or waiver.
(e)    If the Debt Financing Commitment is replaced, amended, supplemented or modified, including as a result of obtaining Alternative Financing, or if Parent or Merger Sub substitutes other debt financing for all or any portion of the Debt Financing in accordance with this Section 6.6, Parent or Merger Sub shall comply with their obligations under this Agreement, including this Section 6.6, with respect to the Debt Financing Commitment as so replaced, amended, supplemented or modified to the same extent that Parent and Merger Sub were obligated to comply prior to the date the Debt Financing Commitment was so replaced, amended, supplemented or modified. Notwithstanding anything in this Section 6.6 to the contrary, compliance by Parent and Merger Sub with this Section 6.6 shall not relieve Parent or Merger Sub of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available and each of Parent and Merger Sub acknowledges that this Agreement and the transactions contemplated hereby, including the Merger, are not contingent on Parent or Merger Sub’s ability to obtain the financing (or any alternative financing) or any specific term with respect to such financing.
(f)    From and after the date of this Agreement and prior to the Closing Date, the Company shall, and shall cause its Subsidiaries (and their respective Representatives) to, provide reasonable and customary cooperation to Parent and Merger Sub, in each case, at Parent’s sole cost and expense, in connection with the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Affiliates), in each case to the extent reasonably requested by Parent in writing (for the avoidance of doubt, email correspondence being sufficient), including:
(i)    furnishing Parent as promptly as practicable, after written request therefor by Parent, the Required Financial Information;
(ii)    utilizing reasonable best efforts to assist in preparation for and participate in a reasonable number of investor and lender meetings (including a reasonable and limited number of one-on-one meetings and calls that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders of, the Debt Financing), presentations, road shows, due diligence sessions and sessions with rating agencies and accountants, at reasonable times and with reasonable advance notice (which meetings, presentations, road shows and sessions shall be virtual) and to assists with the marketing or syndication efforts of Parent in connection with the Debt Financing;
(iii)    utilizing reasonable best efforts to facilitate the pledging of collateral of the Company and its Subsidiaries effective no earlier than the Closing, including the use of reasonable best efforts to provide original copies of all certificated securities (with transfer powers executed in blank) required to be delivered under the definitive agreements with respect to the Definitive Financing Agreements to the extent in the possession of the Company or its Subsidiaries;

(iv)    provide a fully-executed customary payoff letter and lien terminations and instruments of discharge (to the extent applicable) for all indebtedness for borrowed money (including any indebtedness for borrowed money permitted under Section 5.1(b)(ix)) (such indebtedness, collectively, the “Bank Debt”) in form and substance reasonably acceptable to Parent and Merger Sub (the “Payoff Letters”), in each case to be delivered at least two (2) Business Days prior to the Closing (x) confirming the total payment required to be made as of the Closing Date to repay in full and extinguish all applicable Bank Debt, including all principal, interest, fees, interest rate swap breakage and any other costs, prepayment premiums, penalties or fees, if any, together with pay-off instructions for payment of the such amount on the Closing Date, and (y) indicating that upon payment of such amount, all of such Bank Debt shall be repaid and satisfied in full, and providing for such lender’s or holder’s release of all liens securing such Bank Debt (including authorization of the Company or its respective designees to file any financing statements and any other documents and instruments as are necessary to effect the release and termination of all such liens), release of all obligations with respect to such Bank Debt and delivery of all possessory collateral in the possession of such lender or holder in respect of such Bank Debt;
(v)    utilizing reasonable best efforts to provide reasonable and customary assistance to Parent and the Debt Financing Source in the preparation of customary offering documents, lender presentations, private placement memoranda, bank information memoranda, syndication memoranda, ratings agency presentations (including providing customary authorization and representation letters authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders or investors and containing representations with respect to the presence of or absence of material non-public information relating to the Company and its Subsidiaries and the accuracy of the information relating to the Company and its Subsidiaries contained therein) and other customary marketing material for the Debt Financing;
(vi)    (A) so long as requested by Parent at least eight (8) Business Days prior to the Closing Date, providing at least four (4) Business Days prior to the Closing Date, all documentation and other information relating to the Company or any of its Subsidiaries required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, and (B) if the Company is a “legal entity” customer under 31 C.F.R. § 1010.230, so long as requested by Parent at least eight (8) Business Days prior to the Closing Date, provide at least four (4) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Company;
(vii)    utilizing reasonable best efforts to provide reasonable and customary assistance to assist Parent in producing any Required Pro Forma Financial Information and to provide such other information reasonably requested by Parent; provided that, in each case, it is understood that the Company and its Subsidiaries shall not be (A) responsible for preparing such pro forma financial information or (B) required to provide any information or assistance relating to (x) the proposed debt and equity capitalization that is required for such pro forma financial information or assumed interest rates and fees and expenses related to such debt and equity capitalization, (y) any post-Closing or pro forma cost savings, synergies, capitalization ownership or other pro forma adjustments or (z) any information related to Parent or any of its Subsidiaries;
(viii)    utilizing reasonable best efforts to cooperate with Parent to obtain reasonable and customary corporate and facilities credit ratings;
(ix)    utilizing reasonable best efforts to cooperate with the Debt Financing Sources’ due diligence, to the extent customary and reasonable;

(x)    utilizing reasonable best efforts to assist in the preparation of, and executing and delivering at Closing, Definitive Financing Agreements (including schedules, annexes and exhibits thereto), including guarantee and collateral documents, certificates, instruments or other documents as may be reasonably requested by Parent, customary closing certificates, a customary solvency certificate, perfection certificates and other customary documents and instruments as may be reasonably requested by Parent in writing and, in each case, necessary and customary as may be required by the Definitive Financing Agreements; provided that the effectiveness of any documentation executed by the Company or any of its Subsidiaries shall be subject to the occurrence of the Closing; and
(xi)    utilizing reasonable best efforts to take reasonable corporate actions, subject to and only effective upon the occurrence of the Closing (and subject to the Definitive Financing Agreements with respect to subsidiary guarantors), reasonably necessary to permit the consummation of the Debt Financing.
(g)    The foregoing notwithstanding, none of the Company nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 6.6 that would: (i) require the Company or its Subsidiaries or any of their respective Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing, except those which are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing, (ii) require the Company or its Subsidiaries or any of their respective Affiliates or any persons who are officers or directors of such entities to enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, that is not contingent upon the Closing or that would be effective prior to the Closing (other than the execution of customary authorization letters and representation letters referenced above), (iii) require the Company or any of its Affiliates to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing prior to the Closing or have any obligation of the Company or any of its Affiliates under any agreement, certificate, document or instrument be effective prior to the Closing, (iv) cause any director, officer, employee or shareholder of the Company or any of its Affiliates to incur any personal liability, (v) conflict with the organizational documents of the Company or any of its Affiliates or any Laws, (vi) reasonably be expected to result in a material violation or breach of, or a material default (with or without notice, lapse of time, or both) under, any material Contract to which the Company or any of its Affiliates is a party; provided that in the event the Company does not disclose any such information in reliance on the foregoing clause (vi), the Company shall inform Parent thereof and of the general nature of the information being withheld, (vii) require the Company or any of its Affiliates to provide access to or disclose information that the Company or any of its Affiliates reasonably determines would jeopardize any attorney-client privilege; provided that in the event the Company does not disclose any such information in reliance on the foregoing clause (vii), the Company shall inform Parent thereof and of the general nature of the information being withheld, (viii) require the Company or any of its Affiliates to provide information not reasonably available to the Company under its current reporting system or maintained in the ordinary course of business (except with respect to the Required Financial Information and Required Pro Forma Financial Information), (ix) require the Company or any of its Affiliates to provide any information that is not readily available or reasonably obtainable to the Company, subject to the immediately preceding clause (f), or (x) require the Company or any of its Affiliates to provide any projections, forecasts or other forward-looking information relating to post-Closing Periods; provided that in the case of clauses (vi) and (vii), the Company or such Subsidiary shall use reasonable best efforts to provide an alternative means of disclosing or providing such information, and in the case of any confidentiality obligation, the Company shall, to the extent permitted by such confidentiality obligations, notify Parent if any such information that Parent, Merger

Sub or any Debt Financing Source has specifically identified and requested is being withheld as a result of any such obligation of confidentiality. Nothing contained in this Section 6.6 or otherwise shall require the Company or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly on request by the Company, reimburse the Company or any of its Affiliates for all reasonable and documented out-of-pocket costs incurred by them or their respective Representatives in connection with such cooperation (it being understood that the reimbursement set forth in this paragraph shall not apply to any fees, costs and expenses that are incurred by, or on behalf of, the Company in connection with its ordinary course financial reporting requirements or which would have been incurred regardless of any cooperation with the Debt Financing) and shall indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all losses (excluding lost profits and losses from any consequential, indirect, special or punitive damages (other than any such damages awarded to a third party in a final non-appealable judgment of a court of competent jurisdiction)) suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent or its representatives pursuant to this Section 6.6 and any information used in connection therewith, except (x) with respect to any losses suffered or incurred as a result of the bad faith, fraud, gross negligence or willful misconduct by the Company or any of its Subsidiaries or (y) to the extent resulting primarily from any material misstatement or omission in any written historical financial information relating to the Company or any of its Subsidiaries furnished by or on behalf of the Company or any of its Subsidiaries specifically for use in connection with the Debt Financing.
(h)    The Parties hereto acknowledge and agree that the provisions contained in this Section 6.6 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the arrangement of the Debt Financing to be obtained by Parent with respect to the transactions contemplated by this Agreement, the Debt Commitments and the Equity Commitments, and no other provision of this Agreement (including the Exhibits and Schedules hereto), the Debt Commitment Letters or the Equity Commitment Letters shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Equity Financing or Debt Financing) by Parent or any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s obligations under this Agreement.
(i)    All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its Representatives pursuant to this Section 6.6 shall be kept confidential in accordance with each Confidentiality Agreement; provided, however, that Parent shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Financing subject to customary confidentiality arrangements.
(j)    The Company hereby consents to the use of the trademarks, service marks and logos of the Company and its subsidiaries by Parent in connection with the Debt Financing; provided, however, that Parent shall ensure that such logos are used solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage the Company or the Company’s reputation or goodwill.
(k)    Prior to the No-Shop Period Start Date, Parent and Merger Sub shall not, and Parent shall use its commercially reasonable efforts to not permit any Parent Related Party (which for this purpose will be deemed to include each actual stockholder in Parent and the debt financing sources or potential debt financing sources of the Parent Related Parties) to enter into any Contract prohibiting any potential provider of debt financing from providing debt financing to any Person in connection with an Alternative Acquisition Proposal. Parent and Merger Sub acknowledge and agree that, in the event any Person who becomes a Parent Related Party after the date hereof takes any action prior to the No-Shop

Period Start Date that is prohibited by this Section 6.6(k) in circumstances where Parent shall have failed to use commercially reasonable efforts to not permit such Parent Related Party to take such prohibited action, such action shall be deemed to be a breach of this Section 6.6(k) by Parent and Merger Sub, even if the Person taking such action was not a Parent Related Party at the time.
Section 6.7    Interim Access to Company. Subject to compliance with applicable Laws, the Company shall, and shall cause its Subsidiaries and its and their Representatives to, afford to Parent and to its Representatives (including the Debt Financing Sources) reasonable access, as is necessary in connection with the consummation of the Merger and the other transactions contemplated hereby, and other integration and transition planning relating thereto, during normal business hours, on reasonable advance notice, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ officers, employees and other personnel, properties, contracts, commitments, and books and records, other than any such matters that relate to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, or any Alternative Acquisition Proposal or Superior Proposal; provided that the Company may provide the access required by this Section 6.7 by electronic means if physical access is not reasonably feasible; provided, further, that Parent and its Representatives shall conduct any such activities in a manner as not to interfere unreasonably with the operations of the Company and its Subsidiaries. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Company and its Subsidiaries shall not be required to afford such access or furnish such information if and to the extent it (i) would (based on the advice of counsel) cause a risk of a loss of any attorney-client privilege, work product doctrine or other applicable privilege or Trade Secret protection to the Company or any of its Subsidiaries, (ii) would result in the disclosure of any information in connection with any litigation or similar dispute between the Parties hereto, (iii) such information is not readily available to the Company or (iv) would (based on the advice of counsel) constitute a violation of any applicable Law; provided that with respect to information withheld pursuant to clauses (i) through (iv), the Company shall give notice to Parent of the fact that it is withholding such information or documents and inform Parent as to the general nature of the information or documents being withheld, and thereafter the Company shall use its commercially reasonable efforts to make substitute arrangements to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate the foregoing clauses (i) or (iv) (including, if reasonably requested by Parent, entering into a joint defense agreement with Parent on customary and mutually acceptable terms if requested with respect to any such information). Parent hereby agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Confidential Information,” as such term is used in, and shall be treated in accordance with, each Confidentiality Agreement; provided that the definition of “Representatives” in paragraph 1 of the Confidentiality Agreements shall be deemed to include any potential debt or equity financing sources of Parent or Merger Sub.
Section 6.8    Employee Matters.
(a)    Change in Control. Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Benefit Plans set forth on Section 3.11(c) of the Company Disclosure Schedules will occur at the Effective Time.
(b)    Post-Closing Protection Period. For the period commencing on the Effective Time and ending on the earlier of (A) the first (1st) anniversary of the Effective Time and (B) the date of termination of the Company Employee (such earlier period, the “Continuation Period”), Parent shall cause the Surviving Corporation or its Affiliates to provide to each current employee of the Company and its Subsidiaries as of the Effective Time who remains so employed immediately after the Effective Time (“Company Employees”) (i) base compensation and target annual or short-term cash incentive opportunities (including target short-term commission-based cash incentive opportunities) that, in each case, are no less favorable than were provided to the Company Employee immediately before the Effective Time, and (ii) employee benefits (other than stock purchase plans, change in control, transaction, nonqualified deferred compensation, defined benefit pension, or post-employment welfare plans or arrangements) that are substantially comparable in the aggregate to those that were provided to the Company Employee immediately before the Effective Time under the Company Benefit Plans set forth on Company Disclosure Schedules 3.11(a) (subject to the same exclusions); provided, however, that nothing set forth in this Section 6.8 will require Parent to provide compensation in the form of equity or equity-based compensation. Without limiting the generality of the foregoing, Parent shall cause the Surviving Corporation to provide to each Company Employee whose employment terminates during the Continuation Period under circumstances that would give rise to cash severance pay, vesting acceleration or benefits under the existing terms of the Company Benefit Plans set forth on Section 6.8(b) of the Company Disclosure Schedules and designated thereon as a severance plan, policy or practice (the “Company Severance Plans”), cash severance pay, vesting acceleration or benefits equal to those provided under the Company Severance Plans.
(c)    Service Crediting. For all purposes of vesting, eligibility to participate and level of benefits under the corresponding employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent and for the same purpose as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply with respect to any defined benefit pension benefits or to the extent that its application would result in a duplication of compensation or benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any New Plans to the extent coverage under such New Plan is comparable to and replaces a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, and vision insurance benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived or satisfied under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan to the extent such amounts were credited to such person for the same purpose under the Old Plan.
(d)    No Employment Commitments. Without limiting the generality of Section 8.12, the provisions of this Section 6.8 are solely for the benefit of the Parties to this Agreement, and (i) no current or former director, employee or consultant or any other person shall be a third-party beneficiary of this Agreement, (ii) nothing herein shall be construed as an amendment to, or the establishment, modification or termination of, any Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose, (iii) subject to compliance with this Section 6.8, nothing herein shall alter or limit Parent’s, the Company's or any of their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement, and (iv) nothing herein shall confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.
Section 6.9    Indemnification and Insurance.
(a)    For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall , and Parent shall cause the Surviving Corporation to, honor and fulfill the obligations of the Company and its Subsidiaries with respect to (i) the exculpation, indemnification and advancement of expenses provisions of the certificates of incorporation and bylaws or similar organizational documents of the Company and any Subsidiaries of the Company as in effect as of the date hereof and (ii) any indemnification agreements between any current or former directors or officers, on the one hand, and the Company or any of its Subsidiaries, on the other hand, in each case in effect on the date hereof and set forth on Section 6.9 of the Company Disclosure Schedules (the “Company Indemnification Agreements”) and which have been made available to Parent prior to the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Proceeding (as defined below) pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding or resolution of such claim, even if beyond such six-year period. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.9.
(b)    Each of Parent and the Surviving Corporation shall, to the fullest extent provided in the governing and organizational documents of the Company and its Subsidiaries as in effect on the date hereof and the Company Indemnification Agreements, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses) each current and former (in each case, as of the Effective Time) director and officer of the Company or any of its Subsidiaries (each, together with such Person’s heirs, executors or administrators, and successors and assigns, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a “Proceeding”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company or its Subsidiaries), whether asserted or claimed prior to, at or after the Effective Time, in all cases solely to the extent provided in the governing and organizational documents of the Company and its Subsidiaries as in effect on the date hereof. In the event of any such Proceeding, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Proceeding, provided that the Surviving Corporation shall have the ultimate right to control any Proceeding for which it is required to indemnify any Indemnified Party (it being understood that, by electing to control the defense thereof, the Surviving Corporation, on behalf of itself and its Affiliates, will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto). Each Indemnified Party will be entitled to retain his or her own counsel, whether or not the Surviving Corporation elects to control the defense of any such Proceeding.
(c)    Prior to the Effective Time, the Company shall purchase a six-year prepaid “tail” policy on the Company’s current policies of directors’ and officers’ liability insurance on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided that the aggregate cost of such “tail” policy shall not exceed 350% of the last annual premium paid by the Company prior to the date of this Agreement (the “Maximum Premium”) in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for the Maximum Premium. Parent and the Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.
(d)    The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the WBCA or otherwise. The provisions of this Section 6.9 shall survive the consummation of the Merger for a period of six years and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.
(e)    In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.
Section 6.10    Takeover Statute. If any Takeover Law shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Sub and the members of their respective boards of directors shall use reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby. Nothing in this Section 6.10 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.
Section 6.11    Public Announcements. Parent and the Company agree to issue an initial joint press release announcing this Agreement, the Merger and the transactions contemplated hereby in a form mutually agreed upon by the Parties. Prior to the issuance of any subsequent press release or other public statement or comment relating to this Agreement (including any proposed termination hereof) or the transactions contemplated hereby, the Company, Parent and Merger Sub shall consult with each other and provide each other with the opportunity to review and comment on any press release or other public statement or comment relating to this Agreement or the transactions contemplated herein, and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity; provided, however, that the restrictions in this Section 6.11 shall not apply (a) to any Company communication (including a press release or other public statement) regarding an Alternative Acquisition Proposal or Company communication (including a press release or other public statement) made by the Company from and after a Recommendation Change by the Company Board, (b) to communications that are disclosures or communications by Parent, Merger Sub and their Affiliates to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions, and deal descriptions on such Person’s website in the ordinary course of business, (c) in connection with any dispute between the Parties regarding this Agreement, the Merger or the other transactions contemplated hereby or (d) made by the Company or Parent, Merger Sub or their respective Affiliates in response to questions by the press, analysts, investors, employees or those participating in investor calls or industry conferences so long as such statements are consistent with information previously disclosed in previous press releases, public disclosures or public statements made by the Company and/or Parent in compliance with this Section 6.11. Notwithstanding anything to the contrary in this Agreement, nothing herein shall restrict Parent or the Debt Financing Sources or their respective Affiliates or Representatives from making customary communications in connection with the arrangement and consummation of the Debt Financing.
Section 6.12    Management. Prior to receipt of the Company Shareholder Approval, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not knowingly permit or agree to permit any Person (acting at its direction) to, directly or indirectly, enter into any agreement, arrangement or understanding (whether or not binding) with any director, officer or other employee of the Company relating to (a) any retention, severance or other compensation, incentives or benefits that may be or become payable in connection with the transactions contemplated hereby or after the Effective Time, (b) any equity rollover or other similar transaction, or any equity or other investment in Parent, the Company or any parent company thereof, or any affiliate of Parent, the Company or any parent company thereof, following the Effective Time or (c) any directorship, employment, consulting arrangement or other similar association or involvement of any directors, officers or other employees of the Company with Parent, the Company or any parent company thereof, or affiliate of Parent, the Company or any parent company thereof, from and after the Effective Time.
Section 6.13    Stock Exchange De-listing; Exchange Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part (including in accordance with applicable Laws and rules and policies of NYSE and the SEC) to cause the de-listing of the Company Class A Common Stock from NYSE and the deregistration of the Company Class A Common Stock under the Exchange Act as promptly as practicable after the Effective Time.
Section 6.14    Counterparties. Without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), Parent shall not, and shall not permit or agree to permit any Person (acting at its direction) to have any formal or informal commercial discussions, enter into any commercial agreement, arrangement or understanding (whether or not binding) with any current or known prospective customers, suppliers, partners or competitors of the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries; provided, that the foregoing shall not prevent the Parent Related Parties, to the extent not acting at the direction of Parent, from contact with such Persons unrelated to the transactions contemplated by this Agreement.

Section 6.15    Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.16    Shareholder Litigation. Prior to the Effective Time, the Company shall keep Parent reasonably informed of the status of (including by promptly providing copies of all pleadings with respect thereto), and cooperate with Parent in connection with, any shareholder demand, Action or other proceeding (including class action or derivative claims) asserted, commenced or threatened against the Company, on behalf of or in the name of or otherwise involving the Company, its Affiliates and/or its and its Affiliates’ directors or officers relating , directly or indirectly, to this Agreement, the Merger or the other transactions contemplated by this Agreement (such litigation, “Shareholder Litigation”). Without limiting the generality of the foregoing, the Company shall (a) give Parent a reasonable opportunity to participate in the defense or settlement of any such litigation or claim, (b) consult in good faith with Parent with respect to the defense, settlement and prosecution of any Shareholder Litigation and (c) not compromise or settle, or agree to compromise or settle, any shareholder litigation or claim arising or resulting from the transactions contemplated by this Agreement without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.16, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Shareholder Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Shareholder Litigation, which the Company and its counsel shall consider in good faith. For the avoidance of doubt, any Action related to Dissenting Shares will be governed by Section 1.4(d).
Section 6.17    Director Resignations. Prior to the Closing, the Company shall use reasonable best efforts deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.
Section 6.18    Cash and Marketable Securities. The Company and Parent shall cooperate in good faith to agree, promptly following the Clearance Date and in no event later than 14 days prior to the Closing, on a schedule with respect to the repatriation of cash held by the Company and its Subsidiaries (to the extent permitted by applicable Law), which schedule shall set forth the timing, jurisdiction, amounts and other relevant details regarding such repatriation, and the Company shall use commercially reasonable efforts to take such actions reasonable necessary to effectuate such repatriation prior to the Closing. To the extent reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to sell the securities set forth on Section 6.18 of the Company Disclosure Schedules and any similar securities then owned by the Company or any of its Subsidiaries sufficiently in advance of the Closing Date so as to permit the net proceeds of such sales to be used by, or at the direction of, Parent or Merger Sub as a partial source for the payments contemplated by this Agreement.
ARTICLE 7
TERMINATION OF AGREEMENT
Section 7.1    Termination or Abandonment. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement abandoned at any time prior to the

Effective Time, whether before or after any approval by the shareholders of the Company of the matters presented in connection with the Merger:
(a)    by the mutual written consent of the Company and Parent;
(b)    by either the Company or Parent, if:
(i)    the Effective Time shall not have occurred on or before April 24, 2025 (the “Initial End Date”); provided that the Initial End Date shall be automatically extended until September 24, 2025 (the “Extended End Date”) if the conditions set forth in Section 2.2(a)(ii) (but for purposes of Section 2.2(a)(ii) only if failure to satisfy such condition is attributable to any Antitrust and Foreign Investment Law) or Section 2.2(a)(iii) shall not have been satisfied as of the close of business on the date that is two (2) Business Days immediately prior to the Initial End Date but all other conditions to Closing set forth in Article 2 shall have been satisfied or waived, as applicable (except for those conditions which by their nature are to be satisfied at the Closing, provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date) (as used in this Agreement, the term “End Date” shall mean the Initial End Date, unless the Initial End Date has been extended according to the foregoing proviso, in which case, the term “End Date” shall mean the Extended End Date); provided, further, that this Agreement may not be terminated by a Party pursuant to this Section 7.1(b)(i) if such Party’s actions or failure to act are the primary cause of the failure to satisfy the conditions to such Party’s obligation to consummate the Merger under this Agreement on or before the End Date (as extended pursuant to this Section 7.1(b)(i)) or to consummate the Merger on or before the End Date and, in any such case, such actions or failures to act constitute a breach of such Party’s covenants or other obligations required to be performed at or prior to the Effective Time under this Agreement;
(ii)    any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, entered or enforced (A) an injunction or similar Order that permanently enjoins, prohibits, restrains or makes illegal the consummation of the Merger, and such injunction or Order shall have become final and non-appealable or (B) any Law that prohibits, restrains or makes illegal the consummation of the Merger; provided, however, that this Agreement may not be terminated by a Party pursuant to this Section 7.1(b)(ii) if such Party’s actions or failure to act are the primary cause of the enactment, issuance, promulgation, entry or enforcement of such Law, injunction or Order and, in any such case, such actions or failures to act (A) constitute a material breach of such Party’s covenants or other obligations under this Agreement, or (B) constitute a failure to comply with its obligations under Section 6.4 and Section 6.5; or
(iii)    the Company Shareholder Meeting (including any adjournments or postponements thereof) shall have been held and been concluded and the Company Shareholder Approval shall not have been obtained;
(c)    by the Company:
(i)    if Parent or Merger Sub shall have breached any of their respective representations or warranties or failed to perform any of their covenants or other agreements under this Agreement, in any such case where such breach or failure to perform (i) would result in, and be the primary cause of, a failure of a condition set forth in Section 2.2(a) or Section 2.2(c) and (ii) cannot be cured by the End Date or, if curable by such date, is not cured within the earlier of (1) thirty (30) days following the Company’s delivery of written notice to Parent of such breach or failure to perform and (2)

the End Date; provided, however, that the Company shall not have a right to terminate this Agreement pursuant to this Section 7.1(c)(i)) if the Company is then in breach of any of its representations, warranties, agreements or covenants in this Agreement such that Parent would be entitled to terminate pursuant to Section 7.1(d)(i);
(ii)    if (A) the conditions set forth in Section 2.2(a) and Section 2.2(b) have been and continue to be satisfied or waived at the time the Closing is required to have occurred pursuant to Section 2.1 (other than those conditions that by their nature are to be satisfied at the Closing (but subject to such conditions being capable of being satisfied at the Closing)), (B) Parent fails to consummate the Closing on the date on which Parent is required to consummate the Closing pursuant to Section 2.1 and (C) the Company has, at least three (3) Business Days prior to seeking to terminate this Agreement pursuant to this Section 7.1(c)(ii), irrevocably confirmed in a written notice delivered to Parent that the Company is ready, willing and able to consummate the Closing subject to closing conditions that by their terms or nature are to be satisfied at the Closing, and Parent and Merger Sub have not consummated the Closing (but subject to such conditions being capable of being satisfied at the Closing) by the end of such three (3) Business Day period; or
(iii)    at any time prior to receipt of the Company Shareholder Approval if (i) the Company has received a Superior Proposal after the date of this Agreement, (ii) the Company Board (or a committee thereof) has authorized the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with the procedures set forth in Section 6.1(d)(ii), (iii) the Company has complied in all material respects with the terms of Article 6 and Section 6.1(d)(ii) with respect to such Superior Proposal, and (iv) concurrently with (and as a condition to) such termination the Company pays Parent the Company Termination Fee in accordance with Section 7.3(a);
(d)    by Parent:
(i)    if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements under this Agreement, in any such case where such breach or failure to perform (A) would result in, and be the primary cause of, a failure of a condition set forth in Section 2.2(a) or Section 2.2(b) and (B) cannot be cured by the End Date or, if curable by such date, is not cured within the earlier of (1) thirty (30) days following Parent’s delivery of written notice to the Company of such breach or failure to perform and (2) the End Date; provided, however, that Parent shall not have a right to terminate this Agreement pursuant to this Section 7.1(d)(i)if Parent or Merger Sub is then in breach of any of their representations, warranties, agreements or covenants in this Agreement such that the Company would be entitled to terminate pursuant to Section 7.1(c)(i); or
(ii)    prior to receipt of the Company Shareholder Approval, if the Company Board effects a Recommendation Change.
Section 7.2    Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, the terminating Party shall forthwith give written notice thereof to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties hereto. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that, subject to the limitations set forth in Section 7.3: (i) no such termination shall relieve any

Party of its obligation to pay the Company Termination Fee or the Parent Termination Fee, if, as and when required pursuant to Section 7.3; (ii) no such termination shall relieve any Party for liability for such Party’s fraud or willful and material breach of any covenant or obligation contained in this Agreement prior to its termination (in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity); and (iii) the Guarantees, the Confidentiality Agreements, the provisions of the last sentence of Section 6.6(g), this Section 7.2, Section 7.3 and all of Article 8 (to the extent applicable after a termination of this Agreement) shall survive the termination hereof.
Section 7.3    Termination Fees.
(a)    Company Termination Fee. If (i) this Agreement is terminated by the Company pursuant to Section 7.1(c)(iii), (ii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii) or (iii) (A) after the date of this Agreement, an Alternative Acquisition Proposal is made, proposed, communicated or otherwise becomes publicly known prior to the Company Shareholder Meeting, (B) this Agreement is terminated pursuant to Section 7.1(b)(iii) or Section 7.1(d)(i) and (C) concurrently with or within twelve (12) months after such termination, the Company shall have (1) consummated any Alternative Acquisition Proposal (substituting for purposes of this Section 7.3(a)(iii)(C) in the definition thereof “50%” for “20%” and “80%” in each place each such phrase appears) or (2) entered into a definitive agreement providing for any Alternative Acquisition Proposal (substituting for purposes of this Section 7.3(a)(iii)(C) in the definition thereof “50%” for “20%” and “80%” in each place each such phrase appears), then, in each case, the Company shall pay to Parent or Parent’s designee(s), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent or such designee, a fee of $250,000,000 in cash (the “Company Termination Fee”); provided, however, that if this Agreement is terminated by the Company pursuant to Section 7.1(c)(iii) prior to the No-Shop Period Start Date to enter into a definitive agreement with respect to a Superior Proposal received from an Excluded Party, then the “Company Termination Fee” shall be $125,000,000. The payment of any Company Termination Fee shall be made concurrently with (and as a condition to) such termination in the case of clause (i) above, within three (3) Business Days after such termination in the case of clause (ii) above, or on the earlier of (x) the execution of a definitive agreement with respect to an Alternative Acquisition Proposal and (y) consummation of any Alternative Acquisition Proposal in the case of clause (iii) above (it being understood and agreed that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion). On the payment by the Company of the Company Termination Fee as and when required by this Section 7.3(a), none of the Company, its Subsidiaries or their respective former, current or future officers, directors, partners, shareholders, managers, members, Affiliates and Representatives shall have any further liability with respect to this Agreement or the transactions contemplated hereby to Parent, Merger Sub or their respective Affiliates or Representatives, except to the extent provided in Section 7.2. Notwithstanding the foregoing, this Section 7.3(a) will not relieve the Company from liability for fraud or willful and material breach of this Agreement.
(b)    Parent Termination Fee. If this Agreement is terminated by the Company pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii), then Parent shall pay, by wire transfer of immediately available funds to an account designated in writing by the Company, a fee of $500,000,000 in cash (the “Parent Termination Fee”). The payment of any Parent Termination Fee shall be made within three (3) Business Days of such termination (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion). On the payment by Parent of the Parent Termination Fee as and when required by this Section 7.3(b), none of Parent, Merger Sub or their respective former, current or future officers, directors, partners, stockholders, shareholders, managers, members, Affiliates and Representatives shall have any further liability with respect to this Agreement or the transactions contemplated hereby to the Company or its Affiliates or Representatives.

(c)    Acknowledgements. Each Party acknowledges that the agreements contained in this Section 7.3 are an integral part of this Agreement and that, without Section 7.3(a), Parent would not have entered into this Agreement and that, without Section 7.3(b), the Company would not have entered into this Agreement. Accordingly, if the Company or Parent fails to pay any amount due when such amount becomes due pursuant to this Section 7.3 and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences an Action with respect to the other Party’s failure to pay an amount due pursuant to this Section 7.3, the non-prevailing party in such Action shall pay to the prevailing party in such Action all of the prevailing party’s reasonable and documented out-of-pocket fees, costs and expenses of enforcement (including reasonable and documented out-of-pocket attorneys’ fees and expenses incurred in connection with such action), together with interest on the amount of the Company Termination Fee or the Parent Termination Fee, as applicable, at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made, plus 2%; provided, that in no event shall Parent or the Company be obligated to pay more than $5,000,000 in the aggregate under this Section 7.3(c). The Parties further acknowledge that neither the Company Termination Fee nor the Parent Termination Fee shall constitute a penalty but is liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which the Company Termination Fee or the Parent Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties further acknowledge that the right to receive the Company Termination Fee or the Parent Termination Fee, as applicable, shall not limit or otherwise affect any such Party’s right to specific performance as provided in Section 8.5; provided that in no event shall either Party be entitled to receive both specific performance and payment of the Company Termination Fee or Parent Termination Fee, as applicable.
(d)    Notwithstanding anything to the contrary in this Agreement, but without limiting or affecting Parent’s rights to specific performance expressly set forth in Section 8.5, if this Agreement is terminated under circumstances in which the Company Termination Fee is payable and Parent is paid the Company Termination Fee from the Company pursuant to this Section 7.3, the Company Termination Fee and, if applicable, the costs and expenses of Parent pursuant to Section 7.3(c) shall, subject to Section 8.5, be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Parent Related Parties against the Company, its subsidiaries and any of their respective former, current or future general or limited partners, holders of equity, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, shareholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (collectively, “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise, except that nothing shall relieve the Company of its obligations under Section 6.11. Notwithstanding the foregoing, this Section 7.3(d) will not relieve the Company from liability for fraud or willful and material breach of this Agreement; provided that under no circumstances will the collective monetary damages payable by the Company for breaches (including any willful and material breach) under this Agreement (taking into account the payment of the Company Termination Fee pursuant to this Agreement) exceed an amount equal to $500,000,000 in the aggregate for all such breaches (if any) plus any amounts due by the Company pursuant to Section 7.3(c) (the “Company Liability Limitation”). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation against any of the Company Related Parties, and in no event will Parent or Merger Sub be entitled to seek or obtain consequential, special, indirect or punitive damages in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure.
(e)    Notwithstanding anything to the contrary in this Agreement, but without limiting or affecting the Company’s rights to specific enforcement expressly set forth in Section 8.5, in any circumstance in which this Agreement is terminated and the Company is paid the Parent Termination Fee pursuant to this Section 7.3 and, if applicable, any costs and expenses of the Company pursuant to Section 7.3(c), the termination of this Agreement pursuant to Section 7.1(c)(ii) and receipt of payment of the Parent Termination Fee shall, subject to Section 8.5, be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company Related Parties against any of Parent, Merger Sub, the Guarantors, or any of their respective former, current or future direct or indirect general or limited partners, holders of equity, controlling Persons, direct or indirect equity holders, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, counsel, financial advisors, auditors, representatives, agents or any their respective assignees or successors or any former, current or future direct or indirect general or limited partner, holder of equity, controlling Person, direct or indirect equity holder, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, counsel, financial advisor, auditor, representative, agent, assignee or successor of any of the foregoing (collectively, excluding Parent and Merger Sub, the “Parent Related Parties”) and/or the lenders, agents, underwriters, commitment parties and arrangers of any Debt Financing (including pursuant to the Debt Financing Commitments or any other commitment letters, fee letters, engagement letters, credit agreements, loan agreements, joinders or indentures relating to any Debt Financing) or any Debt Financing Sources, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, controlling persons, advisors, attorneys, agents and representatives and their successors and assigns, including any successors or assigns via joinder agreements or credit agreements related thereto (collectively, each, a “Lender Related Party” and, together, the “Lender Related Parties”) for any cost, expense, loss or damage suffered as a result of, or arising from or otherwise in connection with (i) this Agreement, the Debt Financing Commitments, the Guarantees, the Equity Financing Commitments or any of the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, the transactions contemplated hereby or thereby, (ii) the failure of the Merger or the other transactions contemplated by this Agreement to be consummated (including the funding of the Financing), (iii) any breach or willful and material breach (or threatened or alleged breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement or any of the other documents delivered herewith or executed in connection herewith or otherwise or (iv) any oral representation made or alleged to have been made in connection herewith or therewith (collectively, the “Transaction Related Matters”); provided, however, that this Section 7.3(e) shall not relieve any Parent Related Party for any liability (for any breach of any Confidentiality Agreement; provided, further, that under no circumstances will the collective monetary damages payable by Parent, Merger Sub or any of their Affiliates for breaches (including any fraud or willful and material breach) under this Agreement (taking into account the payment of the Parent Termination Fee pursuant to this Agreement), the Guarantees or the Equity Commitment Letters exceed an amount equal to $500,000,000 in the aggregate for all such breaches plus the reimbursement obligations set forth in Section 6.6(g) plus any amounts due by Parent pursuant to Section 7.3(c) (the “Parent Liability

Limitation”). In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against the Parent Related Parties, and in no event will the Company be entitled to seek or obtain consequential, special, indirect or punitive damages in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Equity Commitment Letters, the Guarantee, the Support Agreement or the transactions contemplated hereby and thereby (including, any breach by a Guarantor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided that the foregoing shall not preclude any liability of the Debt Financing Sources to the Company, Parent or Merger Sub under the definitive agreements relating to the Debt Financing (subject to the effectiveness of such definitive documentation and the terms thereof). Except as expressly provided in this Article 7, none of Parent, Merger Sub, the Parent Related Parties or the Lender Related Parties shall have any liability or obligation relating to or arising out of or in connection with any Transaction Related Matters, except that nothing shall relieve Parent of its reimbursement obligations set forth under Section 6.6(g), and none of the Company, its Subsidiaries nor any other Company Related Party shall seek or be entitled to seek or recover any damages or seek or be entitled to any remedy, whether based on a claim at Law or in equity, in contract, tort or otherwise, with respect to any losses or damages suffered in connection with any Transaction Related Matters; provided that (x) the foregoing shall not limit the rights of any party to specific performance in accordance with Section 8.5 and (y) in no event shall either Party be entitled to receive both specific performance and payment of the Company Termination Fee or Parent Termination Fee, as applicable.
(f)    Except for (i) claims against any Guarantor in accordance with and under the terms of the Guarantee, (ii) claims for specific performance of the Equity Commitment Letters to the extent provided therein, and (iii) claims against the parties to a Confidentiality Agreement for breaches thereof in accordance with the terms thereof (the foregoing (i), (ii) and (iii), “Permitted Claims”), this Agreement may only be enforced against, and all actions or claims (whether at law, in equity, in contract, in tort or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to any Transaction Related Matters may only be made against (and are those solely of) the entities that are expressly identified as Parties hereto, and, except for Permitted Claims, none of the Guarantors or any other Parent Related Party shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim against the Parties to this Agreement (whether in tort, contract or otherwise). In no event shall the Company or any of the Company Related Parties, and the Company agrees not to and to cause the Company Related Parties not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or make any claims in respect of any Transaction Related Matters against or seek to recover monetary damages from, any Parent Related Party (other than in respect of Permitted Claims).
ARTICLE 8
MISCELLANEOUS
Section 8.1    Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2    Expenses. Except as set forth in Section 6.6 or Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses, except that all filing fees paid by any Party in respect of any and all filings under the Antitrust and Foreign Investment Laws shall be borne by Parent; provided, however, Parent or the Surviving Corporation will pay or cause to be paid all transfer, documentary, sales, use, stamp, registration, real property transfer and other similar Taxes and fees imposed with respect to, or as a result of, entering into this Agreement and the consummation of the Merger, and such Taxes and fees expressly shall not be a liability of holders of Company Common Stock, or Company Equity Awards.
Section 8.3    Counterparts; Effectiveness. This Agreement may be executed in counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other Parties.
Section 8.4    Governing Law; Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Merger or the other transactions contemplated by this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except that matters relating to the fiduciary duties of the Company Board and matters that are specifically required by the WBCA in connection with the Merger shall be governed by the laws of the State of Washington. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Merger, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 8.4 in the manner provided for notices in Section 8.7.

Nothing in this Agreement shall affect the right of any Party hereto to serve process in any other manner permitted by applicable Law.
Section 8.5    Specific Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that unless and until this Agreement is validly terminated in accordance with Section 7.1, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages and without any requirement for the posting of security, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach. The Parties hereby further acknowledge and agree that prior to the Closing, the Parties shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement, (other than Parent and Merger Sub’s obligation to cause the Equity Financing to be funded and to effect the Closing, which shall be governed solely by the next sentence), on the terms and subject to the conditions in this Agreement. Notwithstanding anything herein, the Guarantees, the Equity Commitment Letters, the Debt Commitment or the Confidentiality Agreements to the contrary, it is hereby acknowledged and agreed that unless this Agreement is validly terminated in accordance with Section 7.1, the Company shall be entitled to specific performance to cause Parent and Merger Sub to cause the Equity Financing to be funded and to consummate the Closing if, and only if, (i) all of the conditions set forth in Section 2.2(a) and Section 2.2(b) (other than those conditions that by their nature are to be satisfied at the Closing; provided that each such condition is then capable of being satisfied at a Closing on such date) have been and continue to be satisfied or waived, and Parent is required to consummate the Closing pursuant to Section 2.1, and Parent fails to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 2.1, (ii) the Debt Financing has been funded or will be funded in accordance with the terms and conditions of the Debt Financing Commitments at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed in writing to Parent that if the Equity Financing and Debt Financing (including any Alternative Financing that has been obtained in accordance with Section 6.6) are funded, then the Company will take such actions that are required of it to cause the Closing to occur in accordance with Section 2.1 (and the Company has not revoked, withdrawn, modified or conditioned such confirmation) and Parent has failed to consummate the closing within three Business Days after receipt of such irrevocable conditions. For the avoidance of doubt, (a) in no event shall the Company be entitled to specifically enforce (or to bring any action or proceeding in equity seeking to specifically enforce) Parent’s rights under the Financing Commitments to cause the Equity Financing to be funded or to effect the Closing other than as expressly provided in the immediately preceding sentence, and (b) in no event shall the Company be entitled to seek to specifically enforce any provision of this Agreement or to obtain an injunction or injunctions, or to bring any other action or proceeding in equity in connection with the transactions contemplated by this Agreement, against Parent other than under the circumstances expressly set forth in this Section 8.5. Subject to the two preceding sentences, each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, while the Company may concurrently seek (i) specific performance or other equitable relief, subject in all respects to this Section 8.5 and (ii) payment of the Parent Termination Fee or monetary damages if, as and when required pursuant to this Agreement, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to cause the Equity Financing to be funded (whether under this Agreement or the Equity Financing Commitments), on the one hand, and payment of the Parent Termination Fee or monetary damages, on the other hand.
Section 8.6    WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6.
Section 8.7    Notices. Any notice or other communication required to be given hereunder shall be sufficient if in writing, and sent by emails by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
To Parent or Merger Sub:
Einstein Parent, Inc.
c/o Vista Equity Partners Management, LLC
Four Embarcadero Center, 20th Floor
San Francisco, CA 94111
Attention:     Christina Lema; John Stalder
Email:
and
c/o Blackstone Management Partners, L.L.C.
101 California Street, 44th Floor
San Francisco, California 94111
Attention:     Sachin Bavishi; Steven Cook
Email:
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Ave
New York, NY 10022
Attention:     Jonathan Davis, P.C.; Andrew Norwich
Email:
and
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017

Attention:     Anthony F. Vernace; William J. Allen
Email:
To the Company:
Smartsheet Inc.
500 108th Ave NE, #200
Bellevue, WA 98004 USA
Attention:     Mark Mader; Jolene Marshall
Email:
with a copy (which shall not constitute notice) to:
Fenwick & West LLP
401 Union Street, Fifth Floor
Seattle, WA 98101
Attention:     Alan C. Smith; David K. Michaels;
Ethan Skerry; Christopher N. Gorman
Email:
or to such other address as a Party shall specify by written notice so given, and such notice shall be deemed to have been delivered (a) when sent by email (so long as no transmission error is received), (b) on proof of service when sent by reliable overnight delivery service, (c) on personal delivery in the case of hand delivery or (d) on receipt of the return receipt when sent by certified or registered mail. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this Section 8.7. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
Section 8.8    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party or Parties; provided that Parent and Merger Sub shall have the right, without the prior written consent of the Company, to assign all or any portion of their respective rights and obligations pursuant to this Agreement (a) from and after the Effective Time in connection with a merger or consolidation involving Parent or the Surviving Corporation or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Debt Financing Source or any other lender pursuant to the terms of the Debt Financing or any other debt financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing or other debt financing; provided that no such assignment pursuant to clause (b) or (c) shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding on and shall inure to the benefit of the Parties hereto and their respective successors and assigns.
Section 8.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction; provided, that the Parties intend that the remedies and limitations contained in Section 7.3(e), Section 7.3(f) and Section 8.5 be construed as an integral provision of this Agreement and as such, this Agreement cannot be construed without such sections. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
Section 8.10    Confidentiality. The Parties hereto hereby agree that the terms of (a) that certain confidentiality letter agreement, dated as of July 12, 2024, by and between the Company and Vista Equity Partners Management, LLC and (b) that certain confidentiality letter agreement, dated as of July 13, 2024, by and between the Company and Blackstone Management Partners L.L.C. ((a) and (b), collectively, the “Confidentiality Agreements”) shall remain in full force and effect.
Section 8.11    Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Company Disclosure Schedule, the Equity Financing Commitments, the Debt Financing Commitments, the Guarantees, the Support Agreement and the Confidentiality Agreements (the “Transaction Documents”) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.
Section 8.12    No Third-Party Beneficiaries. Except for (a) the provisions of Article 1 and Article 2 (which, from and after the Effective Time, shall be for the benefit of holders of the Company Common Stock (including Company Equity Awards) as of immediately prior to the Effective Time solely with respect to their right to receive the Merger Consideration, Vested Company Option Consideration, Vested Company RSU Consideration, Vested Company PSU Consideration, Unvested Company Option Consideration, Unvested Company RSU Consideration and/or Unvested Company PSU Consideration, as applicable and, in each case, in accordance with the terms and conditions of this Agreement), (b) Section 6.9 (which, from and after the Effective Time, shall be for the benefit of the Indemnified Parties), (c) the rights of the Company Related Parties set forth in Section 7.3(d), (d) the rights of the Parent Related Parties set forth in Section 7.3(e), (e) notwithstanding anything to the contrary contained herein, the rights of the Debt Financing Parties set forth in Section 6.7, Section 7.3(e), Section 8.5, Section 8.8, this Section 8.12 and Section 8.15 and (f) the provisions of the last sentence of Section 6.6(g) (which shall be for the benefit of the express beneficiaries thereof), this Agreement is not intended to, and will not, confer upon any Person (other than the Persons expressly parties to this Agreement) any rights or remedies hereunder.
Section 8.13    Amendments; Waivers. At any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that after receipt of the Company Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NYSE require further approval of the shareholders of the Company or the sole shareholder of Merger Sub, as applicable, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company or the sole shareholder of Merger Sub, as applicable. The foregoing notwithstanding, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 8.14    Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.15    Debt Financing Provisions. The Company, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that, subject to clause (c) any legal action, whether in Law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by, construed and enforced in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise expressly provided in any agreement relating to the Debt Financing, (c) waives any and all rights or claims against the Debt Financing Sources in connection with this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in Law or equity, contract, tort or otherwise, and each such Person agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding or legal or equitable action against any Debt Financing Source in connection with this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (d) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by applicable law, trial by jury in any such legal action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, (e) agrees that none of the Debt Financing Sources shall have any liability to the Company, any of its Subsidiaries or any of their respective controlled Affiliates or representatives or any Company Related Party relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (subject to the last sentence of this Section 8.15), and (f) agrees that the Debt Financing Sources are express third-party beneficiaries of, and may rely upon and enforce, any of the provisions of Section 6.7, Section 7.3(e), Section 8.5, Section 8.8, Section 8.12 and this Section 8.15 and that Section 6.7, Section 7.3(e), Section 8.5, Section 8.8, Section 8.12 and this Section 8.15 (or any other provision of this Agreement the amendment, modification or alteration of which has the effect of modifying such provisions) may not be amended in a manner adversely affecting any Debt Financing Source without the written consent of such adversely affected Debt Financing Source. Notwithstanding the foregoing, nothing in this Section 8.15 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement or any Debt Financing Source’s obligations to Parent or Merger Sub under any Debt Financing Commitment (it being understood that following consummation of the Merger, nothing in this Section 8.15 shall limit the rights of any of the parties to any Debt Financing Commitment or the Definitive Financing Agreements, as applicable). In the event of a conflict between the provisions of this Section 8.15 and any other provision of this Agreement, the provisions of this Section 8.15 shall control.
Section 8.16    Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” means “and/or.” The phrase “ordinary course of business” will be construed to mean “ordinary course of business, in a manner consistent with past practice.” All references herein to “$” or “dollars” shall be to U.S. dollars. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any specific Law defined or referred to herein or in any schedule that is referred to herein means such Law as from time to time amended and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, such references shall be deemed to refer to such law, as amended, and any rules or regulations promulgated thereunder, in each case, as of such date). Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. The words “made available to Parent” and words of similar import refer to documents (A) posted to the “Sevilla” virtual data room maintained by Datasite by or on behalf of the Company or (B) delivered electronically to Parent, Merger Sub or their respective Representatives, in each case, at least one Business Day prior to the date of this Agreement.
Section 8.17    Obligations of Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Merger Sub to take such action. Within one Business Day following the execution of this Agreement, Parent shall provide the Company with a true, accurate and complete copy of its written consent to adopt this Agreement (by consent in lieu of a meeting).
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EINSTEIN PARENT, INC.

By:	/s/ John Stalder
Name: John Stalder
Title: Vice President

EINSTEIN MERGER SUB, INC.

By:	/s/ John Stalder
Name: John Stalder
Title: Vice President
[Signature Page to Agreement and Plan of Merger]

SMARTSHEET INC.

By:	/s/ Mark Mader
Name: Mark Mader
Title: President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

ANNEX A
DEFINITIONS
For purposes of this Agreement, the following terms (as capitalized below) shall have the following meanings when used herein:
“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the date hereof, or (ii) executed, delivered and effective after the date hereof, in either case containing customary provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive non-public information of or with respect to the Company and/or its Subsidiaries to keep such information confidential; provided, however, that (x) with respect to clause (ii), the provisions contained therein relating to the confidential treatment of information and the use thereof are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the terms of either Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Alternative Acquisition Proposal), and (y) with respect to each of the foregoing clauses (i) and (ii), that such agreement does not contain provisions which prohibit the Company from providing any information to Parent in accordance with Section 6.1(e) or that otherwise prohibits the Company from complying with the provisions of Section 6.1(e).
“Action” means a claim, counterclaim, charge, inquiry, action, suit, complaint, audit, investigation, arbitration or proceeding, whether civil, criminal or administrative.
“Active Government Contract” means a Government Contract that, as of the date of this Agreement, has not been closed out under the procedure of the Governmental Entity responsible for administering the Government Contract.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, joint, unitary or similar group under state, local or non-U.S. Tax Law).
“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Alternative Acquisition Proposal” means any offer, proposal or indication of interest made by any Person or group of Persons (other than Parent or Merger Sub or their respective Affiliates) relating to or concerning (i) a merger, reorganization, share exchange, consolidation, tender offer, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case, as a result of which the shareholders of the Company immediately prior to such transaction would cease to own at least 80% of the total voting power of the Company or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the direct or indirect acquisition by any Person of assets constituting or accounting for more than 20% of the consolidated assets, revenue or net income of the Company and its Subsidiaries, on a consolidated basis (including equity interests in any Subsidiaries), or (iii) the direct or indirect acquisition by any Person of more than 20% of the outstanding shares of Company Common Stock or securities representing more than 20% of the total voting power of the Company.
“Antitrust and Foreign Investment Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other applicable supranational, national, federal, state or foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other Laws, that are (i) designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition, or (ii) pertain to the regulation of foreign investments.
“Beneficial Ownership Certification” means a certification regarding the beneficial ownership required by 31 C.F.R. § 1010.230.
“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Seattle, Washington or New York, New York are authorized by Law or executive order to be closed.
“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), and (ii) Division N – Additional Coronavirus Response and Relief of the Consolidated Appropriations Act, 2021 (H.R. 133), in each case, together with all rules and regulations and guidance issued by any Governmental Entity with respect thereto.
“Collective Bargaining Agreement” means any collective bargaining agreement or other Contract with a labor union, trade union works council, labor organization, or other employee representative.
“Company Benefit Plans” means all independent contractor, employee or director compensation and/or benefit plans, programs, Contracts, policies, agreements or other arrangements, including any “employee welfare plan” within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any superannuation, bonus, incentive, equity, or equity-based, deferred compensation, retirement, termination indemnity, welfare, post-employment welfare, profit-sharing, vacation, stock purchase, stock option, severance, transition, employment, consulting, retention, change of control, tax gross-up, fringe benefit or other compensation or benefit plan, Contract, policy, arrangement, program or agreement (other than any Multiemployer Plan, or any other plan or program required by statute that is maintained by a Governmental Entity to which the Company or any of its Affiliates contributes pursuant to applicable Law), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries are party, or with respect to which the Company or any of its Subsidiaries has any Liability.
“Company Class A Common Stock” means the Class A Common Stock, without par value, of the Company.
“Company Class B Common Stock” means the Class B Common Stock, without par value, of the Company.
“Company Common Stock” means, collectively, the Company Class A Common Stock and the Company Class B Common Stock.

“Company Equity Awards” means, collectively, the Company Options, Company RSUs and Company PSUs.
“Company Equity Plans” means, collectively, the Company’s 2018 Equity Incentive Plan, the Company’s 2015 Equity Incentive Plan and the Company’s 2005 Stock Option/Restricted Stock Plan (including any related sub-plans or addenda).
“Company ESPP” means the Company’s 2018 Employee Stock Purchase Plan.
“Company Financial Advisor” means Qatalyst Partners LP.
“Company Intellectual Property” means the Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Company IT Assets” means the computer systems, Software and Software platforms, hardware, electronic data processing and telecommunications networks, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment, including any outsourced systems and processes, in each case, that are used by or for, or otherwise relied on by, the Company or any of its Subsidiaries in connection with the operation of the business of the Company and its Subsidiaries.
“Company Material Adverse Effect” means any fact, circumstance, event, change, occurrence, effect or development that (A) individually or taken together with all other facts, circumstances, events, changes, occurrences, effects or developments, has or would reasonably be expected to have a material adverse effect on the business, assets, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the ability of the Company to satisfy the conditions precedent to the Merger, or consummate the Merger and the other transactions contemplated by this Agreement prior to the End Date, but, with respect to clause (A) only, shall not include facts, circumstances, events, changes, occurrences, effects or developments relating to or resulting from (a) changes in general economic or political conditions or the securities, equity, credit or financial markets, or changes in or affecting domestic or foreign interest or exchange rates, (b) any decline in the market price or trading volume of the Company Common Stock or the Company Preferred Stock or any change in the credit rating of the Company or any of its securities (provided that the facts and circumstances underlying any such decline or change may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), (c) changes or developments in the industries in which the Company or its Subsidiaries operate, (d) changes in Law or the interpretation or enforcement thereof, (e) the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Merger or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, partnerships, customers or suppliers or Governmental Entities (provided that this clause (e) shall not apply to any representation or warranty set forth in Section 3.4(b) or the related condition to Closing), (f) the identity of Parent, any Guarantor or any of their respective Affiliates as the acquiror of the Company, (g) compliance with the terms of, or the taking or omission of any action expressly required by, this Agreement or consented to or requested by Parent or any of its Representatives (provided that this clause (g) shall not apply to any representation or warranty set forth in Section 3.4(b) (or the related condition to Closing) or compliance of the covenants set forth in Section 5.1), (h) any act of civil unrest, mass protest, political instability, political election, insurrection, civil disobedience, war, terrorism, military activity, sabotage, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement, (i) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (j) any pandemic, epidemic or disease outbreak or other comparable events, (k) changes in GAAP or the interpretation or enforcement thereof, (l) any Shareholder Litigation relating to or resulting from this Agreement or the transactions contemplated hereby or any exercise of appraisal or dissenters’ with respect to the Merger, (m) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided that the facts and circumstances underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), or (n) the availability or cost of equity, debt or other financing to Parent or Merger Sub (provided that the facts and circumstances underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof); except, with respect to the foregoing clauses (a), (c), (d), (h), (i), (j) and (k), if the impact thereof is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to the operations of other participants operating in the industries in which the Company and its Subsidiaries operate, the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect.
“Company Options” shall mean each compensatory option to purchase shares of Company Common Stock granted pursuant to a Company Equity Plan.
“Company Products” means all of the existing Software products, including software-as-a-service products sold, licensed, distributed, or provided by the Company or any of its Subsidiaries or from which the Company and its Subsidiaries are currently deriving revenue from the sale, license, distribution or provision thereof.
“Company PSU” shall mean each restricted stock unit granted pursuant to a Company Equity Plan that vests on the basis of, in whole or in part, performance and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.
“Company RSU” shall mean each restricted stock unit granted pursuant to a Company Equity Plan that vests solely on the basis of time and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.
“Company Securities” means, collectively, the Company Voting Stock and Company Equity Awards.
“Company Voting Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.
“Contract” means any legally binding, contract, note, bond, mortgage, indenture, deed of trust, lease, license, commitment, agreement or other obligation.
“Debt Financing Sources” means the financial institutions, agents, arrangers, institutional investors and lenders that at any time have committed to provide or arrange or otherwise enter into agreements in connection with the Debt Financing, including the parties to the Debt Financing Commitments or any debt commitment letter, joinder agreements, credit agreements or the other definitive documentations relating thereto entered into in connection therewith, together with their respective Affiliates and their respective Affiliates’ officers, directors, general or limited partners, shareholders, members, employees, controlling persons, agents and representatives and their respective permitted successors and assigns.
“Environmental Law” means any Law relating to (a) pollution or the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (b) public or worker health or safety or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, discharge or disposal of Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means each Person treated at any relevant time as a single employer with the Company or any of its Subsidiaries pursuant to Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Party” means any Person (i) who is not a No-Shop Party, (ii) from whom the Company receives a written Alternative Acquisition Proposal during the Go-Shop Period and (iii) whose Alternative Acquisition Proposal the Company Board determines in good faith, after consultation with its outside financial advisor and legal counsel, either to be a Superior Proposal or an Alternative Acquisition Proposal that could reasonably be expected to lead to or result in a Superior Proposal; provided, however, that a Person shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if (1) such Superior Proposal or Alternative Acquisition Proposal is withdrawn by such Person or (2) such Superior Proposal or Alternative Acquisition Proposal, in the good faith determination of the Company Board, after consultation with its outside financial advisor and legal counsel, no longer is or could no longer be reasonably expected to lead to or result in a Superior Proposal, as applicable.
“GAAP” means United States generally accepted accounting principles consistently applied.
“Government Contract” means (a) any Contract entered into between Company and a Governmental Entity, and (b) any subcontract (at any tier) of the Company with another entity that holds either a prime Contract with such Governmental Entity or a subcontract (at any tier) under such a prime Contract. For clarity, any task, delivery or other order under any government-wide acquisition vehicle, indefinite-delivery or indefinite-quantity, or blanket purchase type Government Contract shall not be deemed a separate contract but shall be deemed a part of the Government Contract (including a prime contract) under which such order was placed.
“Government Official” means any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency or instrumentality or on behalf of any such public organization.
“Hazardous Substance” means any substance for which liability or standards of conduct may be imposed under Environmental Law or that is listed, defined, regulated, designated or classified as hazardous, toxic, radioactive or dangerous (or words of similar meaning and regulatory effect) under any

Environmental Law, including any substance to which exposure is regulated by any Governmental Entity or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation, mold, odor, lead-based paint, noise, per- and polyfluoroalkyl substances or polychlorinated biphenyls.
“Intellectual Property” means any and all intellectual property rights existing anywhere in the world, including: (a) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”); (b) trademarks, service marks, trade dress, logos, slogans, corporate names, trade names, and other indicia of origin, and all applications and registrations therefor (this clause (b), collectively, “Marks”); (c) Internet domain names, (d) works of authorship, copyrights and any other equivalent rights in works of authorship (including rights in Software as a work of authorship) and any other related rights of authors (this clause (d), collectively, “Copyrights”); (e) trade secrets and industrial secret rights, inventions (whether or not patentable), know-how, ideas, methods, techniques, specifications, designs, algorithms, source code, confidential or proprietary business or technical data or information (clause (e), collectively, “Trade Secrets”), (f) social media accounts, and (g) any other intellectual property rights, in each case together with all goodwill associated therewith and in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights, and all rights or forms of protection having equivalent or similar effect anywhere in the world.
“Knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Section A-I of the Parent Disclosure Schedules after having made reasonable inquiry and (b) with respect to the Company, the actual knowledge of the individuals listed on Section A-I of the Company Disclosure Schedules after having made reasonable inquiry.
“Law” means any federal, state, local, or municipal statute, law (including common law), act, ordinance, regulation, rule, code, Order, or principle of common law enacted, promulgated, issued, enforced or entered by any Governmental Entity.
“Lease” means all leases, subleases, or licenses applicable to the Leased Real Property, and any ancillary documents pertaining thereto, including amendments, modifications, supplements, exhibits, schedules, addenda, notices, consents, waivers and restatements thereto and thereof.
“Liability” or “Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).
“Lien” means a lien, mortgage, pledge, security interest, charge or other encumbrance of any kind or nature whatsoever, but excluding any restrictions or limitations under any securities Laws.
“Malicious Code” means any (i) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry), or (ii) other code designed or intended to have any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a Company IT Asset on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
“No-Shop Party” means any Person or group of Persons, or any Affiliate thereof, who (a) entered into a confidentiality agreement between March 31, 2024 and the date of this Agreement with the Company with respect to such Person’s consideration and evaluation of any transaction with or involving the Company of a type described in the definition of “Alternative Acquisition Proposal”, (b) held discussions or negotiations with the Company or any of its Representatives with respect to such Person’s consideration and evaluation of any such transaction, and (c) received confidential information from or on behalf of the Company relating to such Person’s consideration and evaluation of any such transaction.
“NYSE” means the New York Stock Exchange.
“Open Source License” means the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, any other license identified as an open source license by the Open Source Initiative (www.opensource.org), or any substantially similar license or another “free software” license or “open source software” license.
“Open Source Software” means any Software licensed under an Open Source License.
“Order” means any order, writ, decree, determination judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity.
“Permitted Lien” means (a) any Lien for Taxes or governmental assessments, charges or claims either (i) not yet delinquent or (ii) that are being contested in good faith and by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) any Lien that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business or that are not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) any Lien that is an entitlement, permit, license, utility easement or right of way, or zoning, building or other land use regulation imposed or promulgated by any Governmental Entity having jurisdiction over any of the Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the business thereon, (d) any Lien that is disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet), (e) any Lien that secures indebtedness (i) in existence on the date of this Agreement and set forth on Section A-II of the Company Disclosure Schedules or (ii) not prohibited by Section 5.1(b)(ix), (f) any Lien that is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, including any purchase money Lien or other Lien securing rental payments under capital lease arrangements, , (h) any Lien that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company, (i) any Lien that will be released at or prior to the Closing, (j) any Lien that is an easement, declaration, covenant, condition, reservation, right-of-way, restriction, encroachment, servitude, permits and oil, gas, mineral and any mining reservations, rights, licenses and leases and other charge, instrument or encumbrance of record with respect to any Leased Real Property which do not or would not materially impair the use or occupancy of such Leased Real Property in the operation of the business conducted thereon, (k) any Lien arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (l) statutory or contractual Liens in favor of lessors arising in connection with any Lease which (i) are not the result of delinquent payments and (ii) do not or would not materially impair the use or occupancy of such Leased Real Property in the operation of the business conducted thereon, (m) any Lien created under federal, state or foreign securities Laws, (m) any Lien that is deemed to be created by this Agreement or any other document executed in connection herewith, or (o) non-exclusive licenses of Intellectual Property. Except for clauses (e) and (o), no other clause set forth in the foregoing shall apply to Intellectual Property.
“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.
“Personal Data” shall mean data or information that (i) identifies a particular individual or (ii) is defined as “personal data,” “personal information,” or “personally identifiable information” or a similar term under applicable Law.
“Privacy Obligations” means, to the extent applicable to the Company or its Subsidiaries, all (a) applicable Laws (including, to the extent applicable, the General Data Protection Regulation (EU) 2016/679 and the California Consumer Privacy Act), (b) written policies of the Company or its Subsidiaries, (c) industry standards applicable to business of the Company and its Subsidiaries to which the Company adheres or holds itself out as adhering to, including the industry standards listed at https://www.smartsheet.com/trust/compliance as of the date hereof, (including, those industry standards by the American Institute of Certified Public Accounts, the International Organization for Standardization, the U.S. Department of Defense in the Cloud Computing Security Requirements Guide, the U.S. Federal Government in the Federal Risk and Authorization Management Program, and, if applicable, the PCI DSS), or (d) contractual requirements or obligations, that in each case: pertains to privacy or restrictions or obligations related to the Processing or security of Personal Data (including any security breach notification requirements) by the Company or its Subsidiaries.
“Process” and its cognates shall have the meaning set forth in the General Data Protection Regulation (EU) 2016/679.
“Representatives” means, with respect to any Person, its Affiliates, directors, officers, employees, financial advisors, financing sources, attorneys, accountants, consultants, agents, advisors and other representatives.
“Required Financial Information” means the historical financial statements and historical financial data regarding the Company and its Subsidiaries to the extent required by the Debt Financing Commitments as in effect on the date hereof.
“Required Pro Forma Financial Information” means the pro forma financial statements and data regarding the Company and its Subsidiaries to the extent expressly required by the Debt Financing Commitments as in effect on the date hereof.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.
“Security Incident” means incidents of security breaches or intrusions, denial of service, or unauthorized entry, Processing, or destruction of, any information or data stored on Company IT Assets, Personal Data (including sensitive Personal Data, or Trade Secrets), or any loss, distribution, compromise or unauthorized disclosure of (or unauthorized access to) any of the foregoing.
“Software” means software and computer programs, whether in source code or object code form, and including (a) software implementations of algorithms, models, and methodologies, firmware, and application programming interfaces, and (b) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.
“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.
“Superior Proposal” means a bona fide written Alternative Acquisition Proposal substituting in the definition thereof “80%” for “20%” in each place each such phrase appears, made by a third party that (i) did not result from a breach of Section 6.1 and (ii) the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, and considering such factors as the Company Board considers to be appropriate (including after taking into account (a) all legal, regulatory and financial aspects of the proposal (including the conditionality and certainty of closing), the identity of the Person making the Alternative Acquisition Proposal and the likelihood that such Alternative Acquisition Proposal will be consummated in accordance with its terms, and (b) any revisions to this Agreement made or proposed in writing by Parent in accordance with Section 6.1(d)(ii)), to be more favorable from a financial point of view to the Company and its shareholders (in their capacity as such) than the transactions contemplated by this Agreement.
“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, capital gains, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, estimated ad valorem, value added and goods and services taxes or other charge, fee, impost, levy, duty in the nature of (or similar to) a tax, however denominated, whether disputed or not.
“Tax Return” means any return, report, form or other document (or similar filing) made or required to be made (including any schedules or attachments thereto or amendments thereof) with respect to Taxes, including any information return, claim for refund, notice, election or declaration of estimated Taxes.
“Transaction Documents” has the meaning set forth in Section 8.11.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

“willful and material breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with actual knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a material breach of this Agreement.
The following capitalized terms shall have the respective meanings ascribed thereto in the sections of the Agreement noted below opposite each such capitalized term.

Term	Section
Achieved Unvested Company PSUs	Section 1.5(c)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(a)
Alternative Financing	Section 6.6(b)
Alternative Financing Commitment	Section 6.6(b)
Anti-Corruption Laws	Section 3.9(d)
Articles of Merger	Section 1.2
Bank Debt	Section 6.6(f)(iv)
BIS	Section 3.9(g)(iv)
Blackstone	Section 6.5(a)
Blackstone Guarantors	Recitals
Book-Entry Shares	Section 1.4(b)
Cancelled Shares	Section 1.4(c)
Capitalization Date	Section 3.2(a)
Clearance Date	Section 6.3(a)
Closing	Section 2.1
Closing Date	Section 2.1
Code	Section 2.5
Company	Preamble
Company Approvals	Section 3.4(a)
Company Balance Sheet	Section 3.7
Company Balance Sheet Date	Section 3.7
Company Board	Recitals
Company Disclosure Schedules	Article 3
Company Employees	Section 6.8(b)
Company Insurance Policies	Section 3.20
Company Indemnification Agreements	Section 6.9(a)
Company Liability Limitation	Section 7.3(d)
Company Material Contract	Section 3.18(a)(xx)
Company Permits	Section 3.9(b)
Company Preferred Stock	Section 3.2(a)
Company Recommendation	Section 3.3(a)
Company Registered Intellectual Property	Section 3.15(a)
Company Related Parties	Section 7.3(d)
Company SEC Documents	Section 3.5(a)
Company Severance Plans	Section 6.8(b)

Company Shareholder Approval	Section 3.3(b)
Company Shareholder Meeting	Section 6.3(b)
Company Termination Fee	Section 7.3(a)
Confidentiality Agreements	Section 8.10
Consents	Section 6.4
Continuation Period	Section 6.8(b)
Debt Financing	Section 4.4
Debt Financing Commitments	Section 4.4
Definitive Financing Agreements	Section 6.6(a)
Dissenting Shares	Section 1.4(d)
Effective Time	Section 1.2
End Date	Section 7.1(b)(i)
Enforceability Exceptions	Section 3.3(d)
Equity Commitment Letters	Recitals
Equity Financing	Section 4.4
Equity Financing Commitments	Section 4.4
Ex-Im Laws	Section 3.9(g)(i)
Extended End Date	Section 7.1(b)(i)
Fair Value	Section 4.13(d)
Financing	Section 4.4
Financing Commitments	Section 4.4
Financing Uses	Section 4.4
Foreign Plan	Section 3.11(b)
Go-Shop Period	Section 6.1(a)
Governmental Entity	Section 3.4(a)
Guarantee	Recitals
Guarantors	Recitals
HSR Act	Section 3.4(a)
Indemnified Party	Section 6.9(b)
Initial End Date	Section 7.1(b)(i)
Intervening Event	Section 6.1(d)(i)
Intervening Event Notice Period	Section 6.1(d)(i)(1)
Last Condition	Section 2.1
Leased Real Property	Section 3.14
Lender Related Parties	Section 7.3(e)
Lender Related Party	Section 7.3(e)
Material Customers	Section 3.18(a)(xii)
Material Insurance Policies	Section 3.20
Material Vendors	Section 3.18(a)(xii)
Material Vendors	Section 3.18(a)(xii)
Maximum Premium	Section 6.9(c)
Merger	Recitals
Merger Consideration	Section 1.4(b)
Merger Sub	Preamble
New Plans	Section 6.8(c)

No-Shop Period Start Date	Section 6.1(a)
Notice Period	Section 6.1(d)(ii)(3)
OFAC	Section 3.9(g)(iv)
Old Plans	Section 6.8(c)
Parent	Preamble
Parent Approvals	Section 4.3(a)
Parent Disclosure Schedules	Article 4
Parent Information	Section 4.8
Parent Liability Limitation	Section 7.3(e)
Parent Material Adverse Effect	Section 4.1
Parent Related Parties	Section 7.3(e)
Parent Termination Fee	Section 7.3(b)
participate	Section 6.16
Parties	Preamble
Party	Preamble
Paying Agent	Section 2.3(a)(i)
Payment Fund	Section 2.3(a)(i)
Payoff Letters	Section 6.6(f)(iv)
Permits	Section 3.9(b)
Permitted Claims	Section 7.3(f)
PF Guarantor	Recitals
Proceeding	Section 6.9(b)
Proxy Statement	Section 3.4(a)
Recommendation Change	Section 6.1(c)(i)
Restricted Person	Section 3.9(g)(ii)
Sanctioned Country	Section 3.9(g)(iii)
Sanctioned Person	Section 3.9(g)(iv)
Sanctions Laws	Section 3.9(g)(v)
Shareholder Litigation	Section 6.16
Specified Acquisition	Section 5.2
Support Agreement	Recitals
Surviving Corporation	Section 1.1
Takeover Law	Section 3.25
Termination Date	Section 5.1(a)
Trade Control Laws	Section 3.9(e)
Transaction Documents	Section 8.11
Transaction Related Matters	Section 7.3(e)
Unvested Company Option	Section 1.5(a)(ii)
Unvested Company Option Consideration	Section 1.5(a)(ii)
Unvested Company PSU	Section 1.5(c)(ii)
Unvested Company PSU Consideration	Section 1.5(c)(ii)
Unvested Company RSU	Section 1.5(b)(ii)
Unvested Company RSU Consideration	Section 1.5(b)(ii)
Vested Company Option	Section 1.5(a)(i)
Vested Company Option Consideration	Section 1.5(a)(i)

Vested Company PSU	Section 1.5(c)(i)
Vested Company PSU Consideration	Section 1.5(c)(i)
Vested Company RSU	Section 1.5(b)(i)
Vested Company RSU Consideration	Section 1.5(b)(i)
Vista	Section 6.5(a)
Vista Guarantor	Recitals
Vista Investor	Recitals
WBCA	Recitals
95